SUMMARY REPORT

ON THE

NORTH BULLFROG PROJECT

AND RESOURCE AT MAYFLOWER,

BULLFROG MINING DISTRICT,

NYE COUNTY, NEVADA

PREPARED BY:

Roger C. Steininger Ph.D. CPG

Gary Giroux, M.Sc. P. Eng.

Steininger Consulting

Giroux Consulting Ltd.

3401 San Mateo Ave.

1217-675 W. Hastings St.

Reno, NV 89509-5091

Vancouver, B.C. V6B 1N2

775-742-6333

604-684-0899

For: International Tower Hill Mines Ltd.

August 25, 2008

TABLE OF CONTENTS

1.0

Summary

2.0

Introduction

2.1

General Statement

2.2

Terms of Reference

2.3

Source of Information

3.0

Reliance on Other Experts

4.0

Property Description and Location

4.1

Area and Location

4.2

Redstar Joint Venture

4.3

Mayflower Property

4.4

Other Property Considerations

5.0

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

6.0

History

7.0

Geological Setting

7.1

Regional Geological Setting

7.2

NBP Geology

8.0

Deposit types

9.0

Mineralization

9.1

General Statement

9.2

Mayflower

9.3

Airtrack Hill

9.4

Sierra Blanca

9.5

Pioneer

9.6

Savage/Savage Valley

9.7

Yellowjacket

9.8

Jolly Jane

10.0

Exploration

11.0

Drilling

12.0

Sampling Method and Approach

13.0

Sample Preparation, Analyses, and Security

14.0

Data Verification

14.1

Mayflower

14.1.1

Duplicates

14.1.2

Blanks

14.1.3

Standards

15.0

Adjacent Properties

16.0

Mineral Processing and Metallurgical Testing

17.0

Mineral Resource and Mineral Reserve Estimates

17.1

Mayflower Resource Estimate Background

17.1.1

Data Base for Mayflower Resource Estimation

17.1.2

Geologic Model of the Mayflower Mineralized Zone

17.1.3

Data Analysis

17.1.4

Composites

17.1.5

Variography

17.1.6

Bulk Density

17.1.7

Block Model

17.1.8

Grade Interpolation

17.2

Classification

17.3

Mayflower Resource Estimate

18.0

Other Relevant Data and Information

19.0

Interpretation and Conclusions

20.0

Recommendations

21.0

References

22.0

Date and Signature Page

23.0

Certificates of Authors

Appendix 1-List of Drill Holes Used in Resource Estimate

Appendix 2-Semivariogram models

Appendix 3-Claim Descriptions

LIST OF FIGURES

Figure 1-Regional location maps of the NBP

Figure 2-Property map of the NBP showing key target/mineralization areas

Figure 3-Mayflower Ridge looking to the northwest

Figure 4-Generalized geologic map of the NBP

Figure 5-2008 ITH drilling at Mayflower

Figure 6-2008 ITH drilling at Airtrack Hill

Figure 7-Analytical results from duplicates submitted with the 2008 ITH drill samples from NBP

Figure 8-Analytical results from blanks submitted with 2008 ITH drill samples from NBP

Figure 9-Analytical results from several standards submitted with 2008 ITH drill samples from NBP

Figure 10-Mayflower model viewed from the northwest at end of the David Adit Zone

Figure 11-Perspective view looking down on the Mayflower mineralization model

Figure 12-Isometric view looking NW of the Mayflower geologic solid

LIST OF TABLES

Table 1-Summary of lease obligations that are part of the NBP Joint Venture which were originally structured by RGC

Table 2-Summary of terms for the Mayflower/Greenspun Group lease

Table 3-Summary of companies that explored NBP

Table 4-Companies that drilled in the Mayflower area

Table 5-Intervals of poor recovery in 2008 ITH drilling in Mayflower area

Table 6-Bottle roll recovery estimates form Mayflower drill samples

Table 7-Summary of assay statistics for mineralized solid and waste

Table 8-Summary of capped assay statistics for mineralized solid and waste

Table 9-Summary of 5m composite statistics for mineralized solid

Table 10-Summary of semivariogram parameters

Table 11-Summary of measured specific gravity determinations for Mayflower

Table 12-Summary of Kriging search parameters

Table 13-Mayflower indicated resource

Table 14-Mayflower inferred resource

Table 15-Proposed budget to support recommended exploration program at NBP

1.0

SUMMARY

International Tower Hill Mines Ltd. (“ITH”) controls the North Bullfrog Project (“NBP”) through an option/joint venture with Redstar Gold Corporation (“RGC”).  The project area covers some 4,344 acres of patented and unpatented mining claims in the Bullfrog Hills, about 15 km north of Beatty, Nevada.  The Bullfrog mine is about 12 km south of the property where Barrick Gold Corp. (and predecessor companies) produced 2.4 million ounces of gold from a similar geological environment.

Gold was discovered in the district in 1904 resulting in an estimated production of about 112,000 ounces of gold and 869,000 ounces of silver through 1921.  There was only minor activity in the district after that initial production period until the Bullfrog gold deposit was discovered in 1986.  During the early 20th Century only limited mining occurred in the NBP area, principally at the Pioneer and Mayflower mines.  Modern exploration at NBP started in 1974 and continued until 1996 when several companies mapped, sampled, and drilled several areas of gold mineralization.  Declining precious metal prices in the late 20th Century resulted in reduced interest in the area.  In 2005 RGC started land acquisition and exploration, which continues to present.

Three Tertiary units are important to the hydrothermal activity at NBP: a lower rhyolite tuff, debris-flow deposits, and an upper rhyolite tuff.  Most of the known gold mineralization occurs in the debris-flow, with lesser amounts in the lower rhyolite tuff.  The upper rhyolite and felsic plugs and dikes throughout the project area appear to have been deposited or intruded either late in the period of mineralization or are post-mineralization.  Two regional north striking normal faults are the dominant structural features in the project area, but several oblique faults between them control most of the precious metal and hydrothermal alteration distribution.

Two styles of precious metal epithermal mineralization are common at NBP: veins and stockworks in structural zones, and disseminations in altered volcanic rocks.  Historic drilling (pre-NI 43-101) outlines areas of important mineralization at NBP, the most significance of which appears to be in the Mayflower area.  ITH drilling was used to develop a resource estimate at Mayflower, to better understand precious metal mineralization at Airtrack Hill, and as initial tests at Sierra Blanca, Pioneer, and Savage.

The basis for the resource estimate at Mayflower was a geologic model developed by ITH geologists using geology logs from the drill holes along with alteration and geochemical data.  This was used to define the “Mayflower Zone” which was the limiting factor for gold distribution for the resource estimation.  Ordinary Kriging was used to develop a block model, which at a 0.50 g/t gold cut-off consists of:

Indicated resource

2,020,000 tonnes at 0.88 g/t Au and 0.45 g/t Ag

Inferred resource

   950,000 tonnes at 0.78 g/t Au and 0.36 g/t Ag

The total contained metal is about 57,086 ounces of gold and 29.160 ounces of silver (indicated) and 23,793 ounces of gold and 10,904 ounces of silver (inferred).

The data generated at NBP by ITH, and previous explorers, identify areas where additional vein and structurally controlled epithermal precious metal deposits are likely to occur.  Many of these will most likely be similar to the Mayflower deposit, but given the similarity to the nearby Bullfrog mine there is also the possibility that multi-million ounce gold deposit could exist at NBP.  There are also several areas where stratabound mineralization indicating that a replacement-type gold deposits could also exist at NBP.  The authors have been unable to verify the information available with respect to the Bullfrog mine, and such information is not necessarily indicative of the mineralization at NBP.

A two part program is recommended to advance the exploration of the property, with a total budget of US$ 900,000.  Drilling should be continued at Mayflower along strike to test for extensions of the known mineralization, as well as down-dip.  A triple tube core program in the mineralized areas where there was poor sample return during the 2008 RC drilling program should also be conducted.  Drilling is also recommended along the possible northern extension of the Airtrack Hill zone.  The budget for this portion of the program is estimated at US$ 800,000.  The numerous gold, trace element and hydrothermal alteration areas that have been previously drilled or are undrilled should be re-evaluated in light of the expanded knowledge of gold deposits in volcanic rocks.  This should generate additional drill targets.  The estimated budget for this part of the program is US$ 100,000.

2.0

INTRODUCTION

2.1

General Statement

NBP is in northwestern Nye County, Nevada in the northern Bullfrog Hills about 15 km north of Beatty (Figure 1).  The Project is within the Walker Lane structural terrain about 12 km north of the Bullfrog mine where Barrick Gold Corp. (and several predecessor companies) produced about 2.4 million ounces of gold from 1989 through 1999.  NBP contains numerous epithermal low-sulfidation volcanic rock hosted gold showings that had limited historic production.

ITH, through its whole owned subsidiary, Talon Gold Nevada Inc., controls the property through an option/joint venture with RGC (Figure 2).  The RGC property in the venture includes 213 unpatented lode claims and 21 patented claims held via five lease agreements.  ITH leased an additional 11 patented claims in the Mayflower area, which are subject to the ITH/RGC option/joint venture agreement.

Figure 1. Regional location maps of the NBP; Nevada map shows productive gold deposits in black and location of enlarged area with false-color remote-sensing image backdrop.

2.2

Terms of Reference

ITH requested that this Technical Report be prepared in support of a resource estimate that was developed and included herein for Mayflower area of the property.  This report also outlines the geology, exploration history, and potential of the property outside of the Mayflower resource area.  Dr. Roger C. Steininger and Mr. Gary Giroux were commissioned by ITH to prepare this document.

The principal author, Roger C. Steininger, Ph.D., CPG, as an independent Qualified Person, visited the property several times during the last 20 years, most recently March 28-29, 2008 during ITH’s recent drilling program.  Dr. Steininger did not collect independent samples from the property but did inspect the geology of most of ITH’s holdings, and observed drilling and sampling practices.  Dr. Steininger does not own any interest in any of the properties or companies involved in the property and does not have, or expect to have, an ongoing relationship with any of the subject companies or individuals.  Therefore, Dr. Steininger is not an insider and is independent of all parties that are subject to the property.

The second author, Mr. Gary Giroux, PEng., as an independent Qualified Person, is responsible for the resource estimate presented in this document and summarized in the resource section (Section 17).  Mr. Giroux does not own any interest in any of the properties or companies involved in the property and does not have, or expect to have, an ongoing relationship with any of the subject companies or individuals.  Therefore, Mr. Giroux is not an insider and is independent of all parties that are subject to the property.

2.3

Source of Information

Information used in this report was obtained from ITH and RGC.  The database consists of original materials from ITH and RGC; also both companies were able to collect copies of original data and reports from companies that previously explored the property.  Staff from both companies were available to discuss their involvement and interpretations.  Finally, there is a significant volume of information on the property, and adjacent properties, in the public domain that was used in the preparation of this report.  Except where specifically referenced in this document the material was derived from various unpublished company documents that are far too numerous to reference individually.

3.0

RELIANCE ON OTHER EXPERTS

The principal author has not conducted independent exploration activities on the property.  The information presented in this document is a summary of finding by others.  The information is contained in various company reports as a result of exploration activities on the property.  The most complete is that data recently collected by ITH and RGC.  These two companies also collected data from previous explorers extending back to the early 1970s, although this database, for obvious reason, contains numerous gaps and omissions.  Additionally, there is abundant information on the region’s geology and mineralization in the public domain that extends to the start of the 20th Century.  All of these data were made available to the principal author.  While the principal author assumes that this information was accurate at the time of collection, except for the ITH and RGC data, there is no direct way of determining its validity.  Most of the data collected within the last 40 years was done under the umbrella of larger mining companies and to industry standard at the time, therefore it is assumed to be reasonably reliable.

ITH supplied Mr. Giroux a database that contained the drill hole information and assays for the Mayflower area.  As discussed in Sections 13, 14, and 17 the ITH data is considered reliable.  Data collected by previous operators is subject to an unknown quality control program and was used with advisement.

The principal author was informed by ITH that there are no impending legal or environment issues or litigation that would impede exploration of the property.  A title search to determine the status of the patented and unpatented mining claims was beyond the scope of this report.  The principal author was assured by ITH and RGC that all mining claims are in good standing with the appropriate fees and taxes having been paid through the date of this report.  The principal author is relying on ITH’s opinion in these matters.

4.0

PROPERTY DESCRIPTION AND LOCATION

4.1

Area and Location

ITH’s NBP is located in the Bullfrog Hills of northwestern Nye County, Nevada (Figure 2).  ITH’s property covers about 4,344 acres of patented and unpatented mining claims in Sections 25, 26, 27, 34, 35, and 36 of T10S, R46E, and sections 1, 2, 6, 11, and 12 of T11S, R46E MDPM.  A complete list of claims covered by the NBP is given in Appendix 3. ITH has two agreements in place that give it control of these claims; an option/joint venture earn-in agreement with RGC and a lease of the Mayflower property.

Figure 2. Property map of the NBP showing the 7 key target/mineralized areas on the property and the Connection target (not currently part of the NBP)
(20-foot contour lines)

4.2

Redstar Option/Joint Venture

RGC staked 213 unpatented lode mining claims and optioned 21 patented mining claims from five private parties.  This is the land package that IHT optioned from RGC.  The option/joint venture agreement was signed March 2007 and allows IHT to earn a 60% interest by making total payments of US$ 190,000 to Redstar and completing total expenditures of US$ 4 million over a 4 year period.  IHT can earn an additional 10% interest by taking the property to feasibility.  Table 1 summarizes the obligations of the five RGC leases which are part of ITH’s responsibilities under the joint venture.  The NBP Joint Venture (“NBPJV”) has made all of the 2008 property payments for the leases outlined in Table 1.

Table 1-Summary of lease obligations that are part of the NBP Joint Venture which originally structured by RGC

Party	Area	Claims/Acres	2009 payment	2010+ payments	NSR	Anniversary date
Gregory	North Pioneer	1/8.19	$2,500	$3,000	2%	6/16/2006
Hall	Savage	3/45.67	$4,800	$7,200	2%	5/22/2006
Kolo Corp	Jolly Jane	2/41.32	$2,000	$3,000	3%	5/8/2006
Milliken	Pioneer	3/24.53	$3,500	$4,500	2%	5/8/2006
Pritchard	Pioneer	12/203.01	$20,000	$20,000	4%	5/16/2006
Total		21/322.72	$32,300	$37,700

4.3

Mayflower Property

ITH, through its Talon Gold Nevada Inc. subsidiary, entered into a mining lease with option to purchase with the Greenspun Group for 183 acres of patented mining claims that cover much of the Mayflower prospect.  The lease requires ITH to make payments and complete work programs as outlined in Table 2.  During the term of the lease any production from the property is subject to a sliding scale royalty, also outlined in Table 2.  ITH has the right to purchase a 100% interest in the property for US$ 7.5 million plus an 0.5% NSR (if gold is less than US$ 500) or 1.0% (if gold is above US$ 500)at any time during the term of the lease (subject to escalation for inflation if the option is exercised after the 10th year of the lease).  The Mayflower claims occur within the NBPJV area of interest; therefore they became subject to the ITH/RGC option/joint venture agreement.

Table 2-Summary of Terms for the Mayflower/Greenspun Group Lease

Term: Five years beginning December 1, 2007
Five additional years with an additional five year period, plus an additional 3 year period or so long thereafter as commercial production continues
Lease Payments: Due on each anniversary date of the lease
On regulatory acceptance - US$ 5,000 and 25,000 ITH shares Each of first – fourth anniversaries, US$ 5,000 and 25,000 ITH shares Each of fifth – ninth anniversaries, US$ 10,000 and 50,000 ITH shares
Work Commitments: Excess expenditures in any year can be carried forward, or if under spent the unspent portion paid to Greenspun Group
Years 1-3 US$ 100,000 each year the lease is in effect Years 4-6 US$ 200,000 each year the lease is in effect Years 7-10 US$ 300,000 each year the lease is in effect
Retained Royalty: Production sliding scale net smelter return based on price of gold each quarter
2% if gold is less than US$ 300 per ounce 3% if gold is between US$ 300 and US$ 500 per ounce 4% if gold is more than US$ 500 per ounce
Advance Minimum Royalty Payments (if not in commercial production by the tenth anniversary, in order to extend lease for an additional three years)
Years 11-13 US$ 100,000 each year the lease is in effect and commercial production has not been achieved
Purchase Option:

During first 10 years property can be purchased for US$ 7.5 million plus an 0.5% NSR (if gold is less than US$ 500) or 1.0% (if gold is above US$ 500)

After the tenth anniversary the US$ 7.5 million purchase price escalates by the Consumer Price Index, using the CPI immediately prior to the tenth anniversary as a base

4.4

Other Property Considerations

All of the unpatented claims are on U.S. public land administered by the Bureau of Land Management (“BLM”) and therefore a subject to exploration and development permits as required by the several current regulations.  The unpatented claims require payment of yearly maintenance fees to the BLM and Nye County filing fees of US$ 26,625.00 and US$ 1,814.50, respectively.  Annual property taxes for the patented claims are the responsibility of the various owners, except for those under the Mayflower lease, which are to be paid by ITH (or the NBPJV following completion of ITH earn-in).

Current exploration activities are covered by a BLM notice of intent level permit which requires surface disturbance to be less than five total acres.  A Plan of Operation to permit more extensive exploration with related surface disturbance is on file with the BLM and should be approved before the end of 2008.  This will require a reclamation bond of about US$ 25,000.  Activities on the patented claims are permitted by the Nevada Department of Environmental Protection, and an approximate US$ 30,000 reclamation bond is in place which permits drilling on these private lands.

5.0

ACCESSIBILITY, CLIMATE, LOCAL RESORUCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

NBP is in Western Nevada’s high desert which receives about 15 cm of precipitation per year, mostly as modest snow fall in the winter and thunderstorms in the summer.  The average daily temperature varies from a low of 40.80 in January to a high of 80.80 in July.  The hills at the property are covered with low brush, dominated by sagebrush.  The project is in the Basin and Range province but on site the topographic relief is only a few hundred feet.  Most of the property is characterized by low hills separated by modest width valleys (Figure 3).

Beatty, Nevada is the closest town to the property with a population of about 1,100 and contains most basic services.  The nearest major supply point that would support a major mining related activity is Las Vegas, Nevada about 160 km to the southeast.  Access around the property is by a series of reasonably good gravel roads that extend to most of the important exploration areas.  There are several accessible mine workings that produce good exposures of the geology throughout the district.

Figure 3. Mayflower Ridge looking to the northwest

6.0

HISTORY

The NBP is in the Bullfrog mining district.  Gold was discovered at what was to become the Original Bullfrog mine by Frank “Shorty” Harris and Ernest Cross on August 9, 1904 (Elliott, 1966).  Two periods of mining activity account for the majority of production from the district.  Lincoln (1923) reports 111,805 ounces of gold and 868,749 ounces of silver were produced between 1905 and 1921, after which there was little production until the 1980s.  In early 1982 geologists from St. Joe America became interested in the district.  They conducted extensive exploration in the area of the Montgomery-Shoshone and Senator Steward mines, resulting in the discovery of the Bullfrog deposit in mid-1986.  Several company acquisitions resulted in Barrick Gold Corporation as the final owner of the mine.  Production from the deposit during 1989 through 1994 resulted in the production of about 2.4 million ounces of gold, and a similar amount of silver (Eng, et al, 1996).

The early history of the NBP property is comingled with the greater Bullfrog mining district.  The Pioneer and Mayflower were the principal mines in the northern part of the district.  The Pioneer mine was most active between 1909 and 1926 with about 15,000 feet of underground workings, all within 300 feet of the surface.  There are no accurate production figures, but limited records suggest that head grades were about one quarter ounce of gold per ton range.  The Mayflower mine was probably active during the same time, but again there are no reliable production records.  Underground development at Sierra Blanca, Jolly Jane, Savage, and Yellowjacket also attest to historic mining and production, probably during the same period.

Modern exploration started in the early 1970s and, as outlined in Table 3, consisted of a number of companies with focuses on different parts of the property.  These programs consisted of a variety of activities including surface mapping and sampling, underground mapping and sampling, and drilling.

Table 3—Summary of companies that explored NBP

COMPANY	YEARS OF ACTIVITY	PRINCIPAL TARGET
Cordex	1974-1982	Connection, Pioneer
US Borax	1982	Mayflower
Gexa/Galli	1984-1991	Pioneer, Connection
CR Exploration	1984-1985	Mayflower
Western States	1987	West Mayflower
Sunshine/Bond Gold JV	1988-1994	Sierra Blanca, Yellowjacket
Pathfinder	1991, 1992	Pioneer
Barrick	1995-1996	Jolly Jane, Sierra Blanca, Mayflower

Through the Barrick program approximately 167 rotary and reverse-circulation drill holes were drilled on the property (see Section 9 for detailed description of these programs).

With the downturn in gold price at the start of the 21th Century interest in the property was essentially nonexistent.  In late 2005 RGC became interested in the North Bullfrog area and started staking claims and acquiring leases on patented mining claims in January 2006.  In March 2007 RGC granted ITH the right to earn an interest in the NBP and thereafter form a joint venture between ITH and RGC.  In December 2007 ITH completed a lease of the Mayflower property, which was included in the NBPJV.  Since the execution of the RGC/ITH option/joint venture agreement ITH has actively explored the property.

7.0

GEOLOGICAL SETTING

7.1

Regional Geological Setting

The NBP is within the Walker Lane structural province and is part of the southwestern Nevada volcanic field, near the western structural margin of the middle Miocene Timber Mountain caldera complex.  Many of the volcanic units exposed on the property originated from the caldera and some of which were locally reworked.  The region is underlain by Paleozoic sedimentary rocks and older volcanic rocks which are the basement for the mid-Miocene tuffs and related rocks that are the hosts for most of the mineralization in the Bullfrog mining district.  The region was subjected to extensional faulting related to the development of the Great Basin, which started about the time of major volcanism.  Most of the major fault zones have northerly strikes with normal displacement to the east and west.  Numerous cross faults are also present between the principal northerly striking faults.  Some of the fault have listric shapes and may be related to detachment faults, such as at the Bullfrog mine.

The area is characterized by short low ranges, separated by narrow gravel filled valleys (Figure 3).

7.2

NBP Geology

Rocks older than Tertiary represent the basement rocks in the area and consist of Paleozoic quartzite, limestone, and shale.  These units are exposed mostly on Zabriskie hill in the northeastern portion of the property and have little bearing on the mineralization at NBP.  The exception is that large blocks of Paleozoic rocks up to several meters across occur in the debris flows and they may be mineralized.

The basal Tertiary unit is the Titus Canyon Formation (Connors, et al., 1998) consisting of clastics and lacustrine limestone.  Above Titus Canyon is a sequence of volcanic units that contain an abundance of ash-flow tuffs with lesser flows and flow breccias.  The area is also characterized by numerous felsic plugs and dikes.  Since most of these units are either not mineralized, or do not occur on the property they are not be discussed here, only those units important to the exploration and development of the property are summarized below.  Detailed discussions of the various other lithological units can be found in Connors, et al., 1998.

Three volcanic units are directly involved with the mineralization at NBP: Rhyolite tuff of Crater Flat Group (Tc), Debris-flow deposits (Tdf), and Rhyolite tuff #2 of Rainbow Mountain Sequence (Trt2) (Figure 4).  Contacts between all of the major volcanic units are unconformable.  Tc is a poorly to moderately welded porous tuff that locally grades into densely welded ash-flow tuff.  The unit contains abundant pumice fragments and crystal-rich areas.  The unit is up to 230 meters thick and dated at 10.56 + 0.02 Ma (Connors, et al., 1998).  Low-grade gold mineralization at Sierra Blanca and Jolly Jane is hosted by Trt1.  Tdf, as described by Connors et al, 1998, is a “coarse, poorly sorted, unstratified to weakly stratified, unconsolidated to well-lithified breccias and intertonguing coarse volcanic conglomerate.  Breccia and conglomerate are predominantly composed of angular to slightly rounded pebble - to boulder-size clasts of Miocene volcanic rocks …. and fragments of pre-Cenozoic quartzite, sandstone, shale, and limestone.”  Debris-flow hosts mineralization at the Mayflower and Connection areas.  Trt2 consists of unwelded, porous glassy to vapor-phase crystallized ash-flow tuff and surge deposits.  In many localities Trt2 is fragment-rich and varies in thickness from 30 to 300 meters on the property.  Trt2 was deposited either very late in the mineralizing period, or is entirely post-gold mineralization in age.  Clearly post-gold mineralization is the Donavan Mountain latite (Tlt) which is primarily a tuff.  The district contains numerous small hypabyssal dacite to rhyolite dikes and plugs that are weakly altered and contain only minor gold mineralization.  These were probably intruded late in the mineralizing sequence of events, as evidenced by the minor alteration and mineralization in them.

Mapping and drilling during ITH’s 2008 program developed several subdivisions in the debris flow unit (Hunter, 2008), principally in the Mayflower area.  Given the nature of reverse circulation drilling and that the debris flow may contain fragments of underlying units; these subdivisions are difficult to distinguish in drill chips.  The most distinctive unit is the cliff forming monolithic highly welded tuff breccias (Tdfw) that is 5 to 10 meters thick.  Below that unit is a well-bedded sandstone and grit that is up to 100 meters thick.  Above the Tdfw is a soft pale green volcanic ash that is approximately 5-10 meters thick.  The upper most of the subdivisions is a white rhyolite tuff (Tdfr) that is generally less than 5 meters thick with abundant quartz eyes.  Both the Trdw and green tuff disappear to the south, in the vicinity of hole NB-08-17.

The most striking structural feature on the property are the set of northerly striking normal faults that have generally west dips (Figure 4).  While impressive in size the more important structures, with respect to mineralization, are the several oblique small faults that extend between the northerly trending zones.  These smaller structures are also normal faults that dip to the north and south.  Between the major structures the volcanic units dip 20-400 to the east.

Figure 4. Generalized geologic map of the NBP (see Project Geology) with target areas and property as in Figure 2; Pz (Paleozoic shale, quartzite, limestone); Tc (Crater Flat tuff); Tdf (debris flows); Trt2 (pumiceous felsic tuff; unaltered); Tlt (Donovan Mtn latite tuff); Tri (felsic dikes/plugs); Tdi (dacitic dikes/plugs); Qal (alluvium); faults in dark green ; map from Connors et al. (1998); alteration and  mineralization confined(?) to units Pz, Tc, Tdf, Tri, Tdi.

8.0

DEPOSIT TYPES

Gold mineralization in the district is best characterized as low-sulfidation epithermal with the precious metal occurring as disseminations in favorable lithologies and in quartz-carbonate-adularia veins within fault zones.  Mineralization is commonly associated with silicification, and adularia alteration either in veins and fault fillings, or pervasive replacement of volcanic and volcaniclastic units.  Weakly anomalous gold may occur in the surrounding argillic alteration zones.

Mineralization at NBP is typical of other low-sulfidation type gold systems in, and around, the Walker Lane trend such as; Round Mountain, Rawhide, Aurora, Bodie, and Comstock.  These deposits commonly contain higher grade gold in vein mineralization surrounded by zones of lower grade disseminated mineralization.

9.0

MINERALIZATION

9.1

General Statement

Two styles of mineralization are common in the district; typical epithermal veins in structural zones with minor gold mineralization in the surrounding host rock, and stratabound replacement deposits.  The former has characteristics similar to the nearby Bullfrog mine and the latter the Round Mountain gold deposit in Nye County, Nevada.  Gold and minor silver mineralization has an affinity for silicification/adularia in the district, either in veins and stockworks, or as disseminations within silicified/adularia altered zones that replace favorable lithologic units.  There is some precious metal mineralization in the argillic zone surrounding silicification, but it is generally insignificant.  The vast majority of the mineralized areas are hosted by Crater Flat Tuff and the volcanic debris sequence, or in fault zones within these lithologies.  The soft pumiceous felsic tuff (Trt2) was deposited either at the end of the gold mineralization event, or just after since it contains only limited gold in a few isolated places.  The Donovan Mountain latite is clearly post-mineralization.  The numerous hypabyssal dacite to rhyolitic dikes and plugs are variably altered and mineralized.  This may reflect poor permeability compared to surrounding ash flow and debris flows or possibly that some intrusions were relatively late in the mineralization event.

Most of the disseminated style gold mineralization discovered to date is low-grade, generally in the 0.34 to 0.68 g/t Au range.  These zones have a tendency to be subhorizontal and generally conform to the dips of the host volcanic rocks.  Except for the Mayflower and Pioneer areas, the veins and stockworks areas have grades similar to the disseminated zones.  Veins are massive to weakly banded chalcedonic silica and quartz with variable amounts of carbonate and adularia, and up to three meters wide.  Stockworks zones have similar mineralogy except that the veins are narrower and less through-going.  Carbonate commonly is dark-gray to brown manganiferous calcite that is locally bladed.

The style and mineralogy of the hydrothermal alteration in the NBP appears to be essentially identical to that associated with the productive veins at the Bullfrog mine and associated areas (Weiss, 1996).

The several exploration groups operated in the district, including ITH, and they defined targets that generally correspond with the areas of historic mines or prospects.  These will be discussed in detail and include Pioneer, Yellowjacket, Sierra Blanca, Airtrack Hill, Savage/Savage Valley, Jolly Jane, and Mayflower.  The Connection property is nearby, but not controlled by the NBPJV.  Mayflower is by far the most important of the group, based on existing exploration results.

Most of these targets have been drilled but in the pre-43-101 era and little is known about quality control for sampling and assaying of the historic drill holes.  Therefore, most of the drilling results are considered historic and nature and used here as indications of mineralization.  ITH drilled principally at Airtrack Hill and Mayflower, with two holes each at Sierra Blanca, Pioneer, and Savage and those results will be discussed in detail within this document.

The NBP is subdivided into several targets areas (Figure 2) that are generally centered on historic mines.  While they all share common geological features as noted above, each has some characteristics features that are described below.  Also, the amount of exploration varies on each, with Mayflower having received the most and Savage/Savage Valley the least.

9.2

Mayflower

Historically, the Mayflower mine was developed on a quartz-calcite vein and stockwork zone along a steeply southwest dipping northwest striking fault zone in silicified-adularia altered debris flow.  The zone is traceable for at least 900 meters along strike and is covered by post-mineralization volcanic rocks to the southeast and possibly off-set by faulting to the northwest.  Mineralization has been traced down-dip by drilling at least 275 meters.  The zone is characterized by wall rock silicification that surrounds a steeply southwesterly dipping zone of braided veins and stockworks.  Several high-grade gold areas have been detected surrounded by lower grade mineralization.

Mineralization is controlled by a complex structural zone without a clear-cut central vein, or veins, but is characterized as a series of anastamosing and/or en echelon veins.  As evidenced in the geochemistry of the zone, there is a clear correlation between higher gold grades and arsenic, both of which are associated with potassium feldspar replacement of the host lithology (Myers, 2008).  Overall the zone appears to narrow with depth and has a steeper more planar hangingwall than footwall.

The initial development of the deposit was in the early 20th Century when an inclined shaft was opened and production came from four levels.  The David adit was also driven to explore the northwest extension of the system.  The David adit was mapped and sampled by ITH and supplies good exposures of the mineralized zone.  The Mayflower prospect was the focus of exploration and drilling by numerous companies during the modern era, starting in 1984 (Table 4).  Drilling results have been collected for most of the drill holes, original assay certificates are available for the Barrick drilling and that data was used in the resource estimated presented in Section 17.

Table 4 – Companies that drilled in the Mayflower area

Company	Year in which drilling occurred
U.S. Borax	1982
CR Exploration	1984-1985
Western States	1987
Bond/Sunshine JV	1989 1 hole-180 meters
Sunshine	1991 1 hole-220 meters
Barrick	1995-1996 26 reverse circulation holes-avg. 150 m
International Towner Hill Mines	2008 24 reverse circulation holes-6000 meters

NB-08-39
NB-08-38
NB-08-17
NB-08-35
NB-08-12
NB-08-10
NB-08-11
NB-08-40
NB-08-36
NB-08-41
NB-08-30
NB-08-18
NB-08-31
NB-08-08
NB-08-16
NB-08-15
NB-08-09
NB-08-07
NB-08-14
NB-08-13
NB-08-34
NB-08-32
NB-08-33
Qac
Tdf
Trri
Trt2
Trr
11,570
11,530
11,480
11,430
11,390
11,360
11,310
11,290
11,260
11,200
11,120
11,060
11,030
10,990
10,970
10,930
10,890
10,820
50,000
0
100
200
meters

Figure 5. 2008 ITH drilling at Mayflower

Hunter (2008) presents a summary of the mineralization from the 2008 ITH drilling, which consisted of 24 reverse circulation holes totaling 5,953.05 meters (Figure 5), as follows:

“The mineralization in the Mayflower Mine area is controlled by northwest striking, variably southwest dipping anastamosing structures.  Pervasive silicification occurs as an envelope around the structures, predominantly but not exclusively on the hangingwall side.  The silicification occurs within the Trt2 and all units of the Tdf but appears to favor the finer sedimentary layers (Tdfs).  Strong pervasive silicification generally occurs over a width of about 50 meters around the Mayflower structure.  An outer shell of selective silicification extends in the order of 50 meters beyond the pervasive silicification.  Drilling has confirmed the existence of silicification over a strike length of 700 meters.  The down dip potential has not been defined by drilling.

The paragenetic sequence for the Mayflower mineralization appears to be;

Silica flooding containing low level gold (< 1 ppm) emplaced along NW striking, SW dipping anastamosing structures developing a silicified envelope around these structures.  Later movement on the structures broke the silicified rock and high-grade gold bearing quartz veining was locally emplaced (Mayflower shaft area).  Additional gold mineralization likely occurs on dry or clay filled fractures as found at the Pioneer Mine, a mile to the north of the Mayflower Mine.

Late stage black manganese calcite occurs as veins and fracture fillings along the mineralized structures. This calcite is not known to be mineralized but because of the intimate spatial relationship with the mineralized structure it is thought to be a late stage of the waning hydrothermal system.”

As revealed in the David adit, there is an alteration and mineralization sequence that indicates at least two periods of alteration and mineralization.  An early potassic feldspar low-grade gold event was followed by fracturing and the development of high-grade gold mineralization along a central zone.  The zonation pattern that developed is a central higher grade gold-quartz zone that is surrounded by lower-grade gold with potassic feldspar alteration and strongly anomalous arsenic.  Outward for this core is an illite rich zone with peripheral propylitic alteration.

9.3

Airtrack Hill

Airtrack Hill, which is the western portion of the Sierra Blanca area, was the other prospect of focus for the 2008 ITH drilling program (Figure 2).  Low grade gold mineralization is known primarily in rhyolitic tuffs and appears to be more stratabound and horizontality distributed than at other areas on the property.  The name of the prospect was derived from Bond Gold’s early airtrack drilling on the hill of alteration.

ITH drilled 11 holes (total 2,469 meters) during the 2008 program (Figure 6) and generally encountered low-grade gold mineralization in the 0.5 to 1.2 g/t range over widths of up to 25 meters.  These intercepts were generally near surface.

Figure 6. 2008 ITH drilling at Airtrack Hill

The area is characterized by relatively flat lying silicified zones that are probably stratabound with poddy and tabular zones of low-grade gold mineralization.  To the north alteration extends under gravel cover and may contain more quartz veining.  The ITH holes encountered favorable alteration over significant intervals but it only contained minor gold mineralization.  There is the suggestion that multiple stages of gold mineralization and adularia alteration are present at Airtrack Hill and that they preferentially occur in rhyolite tuff.

9.4

Sierra Blanca

Gold mineralization occurs in silicified zones with quartz vein stockworks and quartz-manganese calcite-chalcedony veins up to 3 meters wide.  The veins commonly have northerly to northwesterly trends with generally low-grade mineralization.  Most of the surface and underground sampling returned values less than 1 g/t Au, with the occasional value greater than 1 g/t.  Several RC historic holes in the area encountered intervals of a few tens of feet with gold grades of several tenths of a gram.

Because very little was known about the nature and controls for mineralization at Sierra Blanca ITH decided to drill core holes in areas with known historical gold intercepts.  These holes encountered broad zones (one interval was over 100 meters) of low-grade mineralization and showed that the low-grade gold mineralization is associated with zones of pervasive adularia alteration.  The best mineralized intercept of 7.6 meters of 1.11 g/t Au is related to a fault zone which has minor quartz stringers and blebs.

9.5

Pioneer

Mineralization appears to occur along a northeast striking northwest dipping fault zone that contains silicification and abundant quartz veining, but there does not appear to be a single principal vein.  The fault zone also hosts argillized dikes.  Most of the surface and underground sampling demonstrates that the system is low-grade (<1 g/t Au) with a few scattered >1 g/t Au samples.  Most of the higher grade gold samples came from the upper levels of the Pioneer mine with grades over a few meters of 1 to 14 g/t Au.  During 2007 ITH drilled a hole under this area to test the down-dip extension of the structure, but only encountered anomalous gold over 130 meters, with a maximum of 0.26 g/t Au in weakly silicified and argillized rock.  A second hole was designed to test known higher grade mineralization.  The hole encountered a total of 8 meters of about 2 g/t Au (including 17.6 g/t over 0.4 m) on either side of a 3.5 meter mine workings.  This high-grade interval is in a clay altered fault zone without visible quartz veining.

9.6

Savage/Savage Valley

Most of this area is covered by alluvium with the principal exposure of gold mineralization at the Savage shaft where anomalous gold occurs in oxidized and locally quartz veined Paleozoic quartzite and shale.  One historic and two ITH holes were drilled in the area.  All of the holes encountered only anomalous gold over modest intervals.  The ITH holes show that gold mineralization in the sedimentary rocks is associated with sericite-pyrite alteration with gold grade related directly to the amount of pyrite.

9.7

Yellowjacket

The Yellowjacket mine was developed along a northerly trending steeply dipping zone of quartz-calcite-adularia veins over 250 meters of strike and widths up to 4 feet.  Vein sampling produced values up to about one-third of an ounce of gold per ton.  Only two vertical holes are known into the target, but little information is available.

9.8

Jolly Jane

The area is characterized by a broad area of disseminated gold in silicified volcanic rocks up to 1,500 meters in a northerly direction and 350 meters wide centered on the Jolly Jane shaft.  The altered zone is about 60 to 100 meters thick and has a shallow easterly dip that generally conforms to the volcanic stratigraphy.  Surface sampling detected gold low-grade mineralization, generally less than 1 g/t Au.  Previous drilling encountered similar results with several tenths of a gram/tonne Au over 10-25 meters.

10.0

EXPLORATION

ITH has been actively exploring the NBP since its entered into the option/joint venture agreement with RGC in March 2007.  RGC assembled much of the land position, consolidated all of the available data, and sampled extensive areas of the property.  Since taking over project management ITH added the Mayflower claims to the NBPJV, mapped selected surface and underground areas, and conducted additional sampling.  ITH’s principal focus has been on drilling the Airtrack Hill and Mayflower targets.  All of the work by both companies was conducted by their employees and consultants, under the direct supervision of the respective company.

11.0

DRILLING

Between 1974 and 1996 approximately 196 rotary and reverse circulation holes totaling 28,772.5 meters were drilled on the property by several different companies.  RGC was able to obtain assays and geological data for most of these holes.  Recent drilling by ITH on many of the same targets encountered similar gold grades and thicknesses as the historic holes suggesting that the earlier results are reliable.  Additionally, much of the historic drilling was conducted by larger companies who mostly conducted sampling and assaying to industry standards at the time.  Unfortunately, there is no quality control data available for these historic programs.  Therefore, while it seems reasonable to put reliance on the older drill hole results they must be treated as historic and as guidelines to the location of mineralized areas.

ITH drilled six core holes totaling 1305.14 meters in 2007 and 35 reverse circulation holes in 2008 totaling 8,422 meters.  All of the core holes were drilled at an angle to intersect the mineralized structures at nearly right angles.  Sample intervals in core varied with rock and alteration type, and represent nearly true thicknesses.  Most of the 2008 holes drilled at Airtrack Hill and all of the Mayflower holes were angled drilled to cross the mineralized zones at nearly right angles and produce near true thickness.  Reverse circulation drilling above the water table was with a 5 ½ inch hammer bit, and where water became a problem a 5 ¼ inch rock bit was used.  Samples were collected at 5 foot intervals starting from the top of each hole.

12.0

SAMPLING METHOD AND APPROACH

In the 2007 ITH core drilling program HQ core was extracted using triple-tube barrels to insure the recovery in broken rock intervals.  The entire core was oriented using an Ace accelerometer.  Once the core was received recover, RQD, and magnetic susceptibility measurements were made.  An assessment was made of the quality of the orientation data and the core was marked accordingly.  The core was then logged recording lithological, alteration, mineralization, and structural information including the orientation of faults, fault lineations, fractures, veins, and bedding.  The entire length of the hole was sampled with sampling intervals based on the geological logging, separating different lithologies and styles of mineralization and alteration.  Samples were marked and tagged in the core box before being photographed, after which the core was sawed in half with one half sent for assay and one half retained for future reference.  Each sample interval was bagged separately and shipped to the lab for analysis.

During the 2008 reverse circulation drill program samples were collected at five foot intervals and split into two subsamples at the rig, one for analytical work and the other was rejected into the sump.  The analytical sample was split into two parts and bagged at the drill.  Each five foot sample was sealed at the drill and not opened until it reached the analytical lab.  At each 20 foot rod addition the hole was blown clean to eliminate material that had fallen into the hole during the rod addition.  One sample for each five foot interval was collected by the site geologist and moved to a secure sample collection area off of the property.  The corresponding duplicate sample was retained at the drill site as a reference sample if needed.

During drilling at Mayflower sample recovery was a problem in 11 of the ITH holes and was also a problem in some of the Barrick drill holes.  Recovery problems occurred in the silicified zones and in, and around, the David adit.  It appears that silicified rock is strongly fractured and contains voids so that sample is lost when drill chips move into the fractures rather than along the hole and into the interchange.  Zones of poor recovery up to 60 meters were encountered in strongly fractured rock. Where old workings were encountered the down-hole intervals also had poor recovery.

Table 5 outlines the intervals in the several holes where poor sample recovery occurred.  Several of the intervals were in mineralized ground and may impact the resource estimate (see Section 17 for a discussion and Section 20 for recommendations on how this situation can be handled).  Of the 6375 samples that were shipped for analyses in 2008 about 8% contained weights that were more than 1.5 standard deviations below the mean and only 145 samples were more than two standard deviations lighter than the mean.  Because most of the light samples are from unmineralized intervals this problem does not represent a major problem.  However, future work should try to overcome this problem.

Table 5-Intervals of poor recovery in the 2008 ITH drilling in Mayflower area

Drill Hole Number	From (meters)	To (meters)	Comment
NB-08-08	109.73	114.30	Weak Au <0.25g/t around interval
NB-08-08	144.78	182.88	No mineralization in and around interval
NB-08-11	128.02	132.59	Mineralized zone at 1 g/t Au level
NB-08-16	79.25	134.11	Variable recovery, >1g/t Au samples normal weights
NB-08-18	83.82	91.44	Just above mineralized zone
NB-08-18	103.63	115.82	Just below mineralized zone
NB-08-18	178.31	195.07	Unmineralized zone
NB-08-40	80.77	88.39	Well mineralized interval
NB-08-40	123.4	143.26	Consistently poor recovery
NB-08-40	160.02	190.5	Unmineralized in and around interval
NB-08-41	88.39	120.4	Weak Au <0.25 g/t around interval

13.0

SAMPLE PREPARATION, ANALYSES, AND SECURITY

There is no information available about how samples from the historic drilling were handled, processed, and analyzed.

In the 2007 ITH core program blank basalt rock and certified standard materials were each inserted at a ratio of 1:20 throughout the sample sequence.  Samples for duplicate analysis were identified at a ratio of 1:20 and given sequential sample numbers at the end of the shipment.  Once the samples were marked out the core was photographed and then sawed in half using a diamond saw.  Half of the core was then sent for assay and half was kept for future reference.  Prior to shipment the samples were weighed, photographed and then placed in bags that were sealed with a security tag.  Each hole was sent to ALS-Chemex in Reno as a separate shipment with a chain of custody document to certify that the seals were intact when the shipment was received.  In Reno the samples were weighed so that the shipped and received weights could be compared and then the samples were sent to the crusher.  Duplicate samples were prepared by splitting the crushed sample in half and creating two numbered samples.  All samples were assayed for gold using a 50 gram fire assay and multi-elements were analyzed using a four acid digest with ICP-MS analysis.

For the ITH RC drilling program in 2008 Hunter (2008) describes the procedures for inserting quality control samples into the drill sample sequence as noted below.  The principal author observed these procedures and concurs with them.  A similar approach was used during the 2007 core program with similar analytical results.

“The samples are taken from the drill site to the sample prep area where they are laid out in order on a tarp to dry.  Each drill hole is treated as a separate shipment.  While the samples are drying, control samples are inserted.  Pre-bagged crushed blank material supplied by ALS Chemex Labs, is inserted at the beginning of each shipment and also as every 20th sample throughout the hole.  Commercially prepared (Rock Labs) standards with a known gold content are inserted throughout the hole as the 10th sample and every 20th sample after that so that every 10th sample in the shipment is either a blank or a standard. Generally three levels of gold standards are used; a low level (100-200 ppb), a medium level (1 ppm) and a high level (7 ppm).  The geologist matches the level of gold standard to the anticipated level of mineralization in the drill hole.  At the end of each shipment empty bags are provided for duplicate samples.  There is approximately one duplicate sample for every 20 samples in the shipment.  The samples to be duplicated are selected by the geologist and recorded in the drill log.  The samples to be duplicated are split up in the lab and placed in the bar-coded empty bags provided by the geologist.

When the samples have dried to the point where they are dry or just damp a bar-coded tag is attached to each sample and the entire shipment is photographed.  The photo is taken to establish that all samples are accounted for.

While placing the samples into rice bags for shipping each sample is weighed and the weight is recorded next to the sample number on the drill logs.  Trucks from ALS Chemex pick the samples up from the sample prep area and take them directly to their Lab.  When the lab receives the samples they weigh each one as they place their identifier on it and they are instructed to incorporate the attached barcodes for sample tracking.”

At Chemex’s Sparks, Nevada facility the samples were dried as needed, crushed and a 350-500 gram split of the crushed material was pulverized to make an analytical sample.  Fifty grams of this material was analyzed by fire assay with an atomic absorption finish (Chemex’s AuAA24 procedure).  Samples were also analyzed for multielements using Chemex’s MES61m procedure.  Grind tests were also reported as a further quality control to insure that the pulps were sufficiently fine to supply a quality analytical pulp.

14.0

DATA VERIFICATION

Except for the limited drilling by ITH outside of the Mayflower and Airtrack Hill areas there is no data available that can be construed a verification of the of the previous drilling on the property.  Therefore, all of the analytical work for prior company drill holes and surface geochemistry at NBP is unverifiable.  Data verification for the Airtrack Hill ITH drilling is included in the Mayflower discussion.

14.1

Mayflower

There are no assay certificates or hole collar data available for any of the pre-Barrick drilling.  Collar survey data and copies of assay certificates were obtained from Barrick for their drilling at Mayflower.

All of ITH’s drill hole collars were surveyed with a handheld GPS unit and most of the holes deeper than 200 meters were down-hole gyroscopically surveyed by International Directional Survey Company.  These data were part of the drill hole database, along with the assays.

As outlined in Section 13 a rigorous QC/QA program was implemented as part of the drilling program.  The results of the 2008 QC/QA program are reported by Myers (2008) and summarized here.

14.1.1

Duplicates

Figure 7 is a scatter diagram of the assays from original samples and the corresponding duplicate collected at the drill site.  Generally, the results fall within analytical precision as defined by Chemex for its fire assay procedure.  There is a wider scatter at the lower detections as might be expected since minor differences in assay value present large percentages of variation.

Figure 7. Analytical results from duplicates submitted with the 2008 ITH drill samples from NBP

14.1.2

Blanks

Chemex committed to maintain sample preparation cleanliness of less than three times the detection limit, or less than 0.015 ppm Au.  As detailed in Figure 8 this was achieved in most of the laboratory batches.  There were some apparently minor contamination problems in two batches, but after investigation ITH chose to accept the results and not require Chemex to re-assay the entire batch.  The two extreme cases represent about 0.068 g/t Au which if carried through the entire sample batch would probably not unduly affect the analyses.

Figure 8. Analytical results from blanks submitted with the 2008 ITH drill samples from NBP

14.1.3

Standards

Figures 9 presents the analyses of the standards submitted with the drill samples.  Generally they fall within +10% of the certified value and within the range that Chemex guaranteed.  Several of the analyses were at the lower end of the range and in the case of OxC58 below the 10% limit for several samples.  Given the low-grade nature of the Mayflower deposit this could be a concern if carried through to the drill hole assays.  These data suggest that some of the drill hole samples may have been analytically down-graded.

Figure 9. Analytical results from the several standards submitted with 2008 ITH drill samples from NBP

15.0

ADJACENT PROPERTIES

There are two adjacent properties that are relevant to the NBP: Connection and Bullfrog mine.

The Connection property is a group of patented claims that are mostly surrounded by ground controlled by the NBPJV.  Mineralization is predominantly along the footwall side (east) of the northerly trending Connection fault.  Low-grade gold is principally within the debris flow unit with a preference for clasts of Paleozoic limestone and shale that are up to several tens of meters across, and is associated quartz-carbonate veinlets.  Features in the fault zone are suggestive of the upper levels of a typical epithermal gold system.  Limited historic drilling at Connection in the late 1970’s to early 1980’s was shallow and is reported to have encountered gold mineralization grading about 2 g/t.  The authors have been unable to verify the information available with respect to the Connection property, and such information is not necessarily indicative of the mineralization at NBP.

The Bullfrog mine was operated by Barrick Gold (and several processor companies) and produced 2.4 million ounces of gold and serves as a model, at least in part, for the North Bullfrog property (Eng, et al., 1996).  Epithermal gold mineralization occurs with quartz-calcite veins and stockworks with associated adularia, fluorite, and barite.  Mineralization is primarily along a northerly striking moderately west dipping fault zone that is up to 100 meters thick.  At a 3 g/t cutoff the mineralized zone is commonly 5-15 meters wide, at least 1,600 meters along strike, and has been traced down-dip for 500 meters.  There is commonly an interior high-grade gold zone surrounded by low-grade material.  Anomalous arsenic, and possibly antimony and molybdenum form a halo outside to the zone of gold mineralization.  The deposit was formed 9.99 Ma +0.04 Ma and contained a pre-mining resource of 25.03 million tonnes with an average grade of 3.06 g/t.  The authors have been unable to verify the information available with respect to the Bullfrog mine property, and such information is not necessarily indicative of the mineralization at NBP.

16.0

MINERAL PROCESSING AND METALLURGICAL TESTING

There is no metallurgical data available for the NBP, except for limited samples collected for specific density measurements from the Mayflower prospect as outlined in Section 17 and bottle roll tests on six samples that ITH submitted to Hazen Research Inc.  Each sample was leached for three days, with little gold extracted during the third day indicating that most of the easily extractable gold was removed.  In most samples the extraction curve flattens after 16 hours.  Gold extractions ranged from 65 to 90% (Table 6) (Baughman, 2008).

Table 6-Bottle roll recovery estimates from Mayflower drill samples

Sample	Head Assay	Tail Assay	Recovery
NB-08-07 155-160	0.60 g/t Au	0.20 g/t Au	67%
NB-08-10 335-340	1.7 g/t Au	0.30 g/t Au	83%
NB-08-11 385-390	1.1 g/t Au	0.10 g/t Au	91%
NB-08-12 230-235	2.4 g/t Au	0.90 g/t Au	63%
NB-08-12 320-325	11.1 g/t Au	1.2 g/t Au	89%
NB-08-17 300-305	1.2 g/t Au	0.40 g/t Au	67%

17.0 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

The only mineralized area at NBP with sufficient drilling and high enough gold grades to warrant a resource estimate is the Mayflower area.  This section summarizes the resource estimated for the Mayflower area by the second author.  There are no mineral reserves at NBP.

17.1

MAYFLOWER RESOURCE ESTIMATE BACKGROUND

17.1.1

Data Base for Mayflower Resource Estimation

The supplied data for the Mayflower Resource Estimation consisted of 52 drill holes totaling 10,232 m (see list of Drill Holes used in Appendix 1).  A total of 6,364 samples were assayed for gold and silver.  One blank Ag assay was set to 0.001 g/t.  All units used in this study are metric.

17.1.2

Geologic Model of the Mayflower Mineralized Zone

The distribution of mineralization at the Mayflower prospect is complicated.  It is clear that mineralization is controlled by a complex fracture network without the clear definition of a simple central vein system.  In order to define a volume to be included in the resource model a combination of the alteration, trace element geochemistry and gold mineralization were taken into account.  The underlying premise for the model was that the form of the zone should be roughly tabular following the main fault zone.

The Mayflower geochemical data show that there is a clear correlation between the higher-grade gold mineralization, potassium feldspar alteration and arsenic mineralization.  The first step in building the model was to define the distribution of potassium feldspar alteration using the molar K/Al and Na/Al ratios.  The next step was to look at the statistical distribution of arsenic and establish that the mineralized population begins at approximately 36ppm arsenic (high arsenic in this system is 200ppm). Finally the cumulative frequency distribution of gold indicates that 0.06g/t is the lower limit of the main mineralized population.  The “Mayflower Zone” was then defined as continuous drilled intervals which had K-feldspar alteration, As>36ppm and Au>0.06g/t.

The drill hole data with the “Mayflower Zone” designation was loaded into a 3-D view and the “Hangingwall” and “Footwall” was constructed using the top and bottom contacts of the “Mayflower Zone”.  Once this was done the surface was extended and modified by integrating the Barrick drilling data into the model.  The same 0.06g/t cutoff was used to define zones of mineralization in the Barrick holes.  The resulting model surfaces were exported to Surpac where the final closed volume was constructed.  The base of the modeled volume was arbitrarily cut off at an elevation of 1000 meters.

The overall form of the Mayflower Zone is narrow at depth and widens as it approaches the surface, a configuration that is quite common is near surface fault systems (Figure 10 and 11).  The hangingwall is steeper and more planar than the footwall.  The zone appears to be somewhat segmented with a distinctly different Mayflower and David Adit Zones (Figure 12).

Figure 10. Mayflower Model viewed from the northwest looking at the end of the David Adit zone.  The sectional slices were used to construct the final surface model.

Figure 11. Perspective view looking down on the Mayflower mineralization model.  This view illustrates the difference in form of the Mayflower and David Adit zones.  The Mayflower zone is narrower than the David Adit zone but both appear to thin at depth.  Both zones also have a steeper hangingwall and a flatter footwall.

Figure 12-Isometric view looking NW of the Mayflower geologic solid in blue with surface topography shown in brown.

17.1.3

Data Analysis

Using the interpreted geologic solid the assays were back tagged with a mineralized code if inside the mineralized solid.  The sample statistics are tabulated below (Table 7).

Table 7: Summary of assay statistics for mineralized solid and waste

	Inside Mineralized Solid		Outside Mineralized Solid
	Au (g/t)	Ag (g/t)	Au (g/t)	Ag (g/t)
Number of Samples	2,280	2,280	4,084	4,084
Mean Grade	0.365	0.286	0.033	0.125
Standard Deviation	1.504	0.526	0.070	0.148
Minimum Value	0.001	0.005	0.001	0.001
Maximum Value	41.50	15.60	1.30	3.45
Coefficient of Variation	4.13	1.84	2.13	1.18

The grade distributions for gold and silver were evaluated using lognormal cumulative frequency plots for samples within both the mineralized solid and the surrounding waste.  In all cases, multiple overlapping lognormal populations were seen.  Within the mineralized zone for gold there were seven overlapping populations (Table 8).  The highest two with average grades of 29.3 g/t representing 0.17% of the data and 12.0 g/t representing 0.24 % of the data were considered erratic high grades and a cap consisting of 2 standard deviations above the mean of population 3, a value of 7.2 was used to cap 9 gold assays.  A similar exercise completed on silver resulted in 10 assays capped at 2.70 g/t.  Within waste gold showed 5 overlapping lognormal populations with the upper most averaging 1.77 g/t and representing 0.26 % of the data considered erratic.  A cap level of 0.64 g/t or two standard deviations above the mean of population 2 was used to cap 11 assays at 0.64 g Au/t.  For silver in waste a cap level of 0.93 g/t was used to cap 21 assays.  The results of capping reduce the mean grade slightly and significantly reduce the standard deviation and as a result the coefficient of variation in all variables.

Table 8-Summary of capped assay statistics for mineralized solid and waste

	Inside Mineralized Solid		Outside Mineralized Solid
	Au (g/t)	Ag (g/t)	Au (g/t)	Ag (g/t)
Number of Samples	2,280	2,280	4,084	4,084
Mean Grade	0.316	0.272	0.032	0.122
Standard Deviation	0.712	0.314	0.062	0.109
Minimum Value	0.001	0.005	0.001	0.001
Maximum Value	7.20	2.70	0.64	0.93
Coefficient of Variation	2.25	1.15	1.92	0.89

14.1.4

Composites

Drill holes at Mayflower were compared to the mineralized solid and the points each hole entered and left the solid were recorded.  Uniform down hole composites, 5 m in length, were formed and made to honor the solid boundaries.  Intervals less than ½ the composite length at the solid boundaries were joined with adjoining samples to produce a composites file of uniform support, 5± 2.5 m in length.  The statistics for 5 m composites are summarized below (Table 9).

Table 9-Summary of 5 m composite statistics for mineralized solid

	Inside Mineralized Solid
	Au (g/t)	Ag (g/t)
Number of Samples	718	718
Mean Grade	0.307	0.263
Standard Deviation	0.574	0.264
Minimum Value	0.001	0.005
Maximum Value	6.29	2.22
Coefficient of Variation	1.87	1.00

17.1.5

Variography

Pairwise relative semivariograms were produced from composites within the mineralized solid for both gold and silver.  The semivariograms were produced along strike, down dip and across dip within the mineralized lens.  Nested spherical models were fit to the three directions of anisotropy.  The nugget to sill ratio was a reasonable 12% for gold and 17% for silver.  The model parameters are summarized below (Table 10) and the variograms shown in Appendix 2.

Table 10-Summary of semivariogram parameters

Variable	Azimuth	Dip	Co	C1	C2	Short Range (m)	Long Range (m)
Au	315[o]	0[o]	0.10	0.55	0.20	30	80
	225[o]	-70[o]	0.10	0.55	0.20	30	60
	45[o]	-20[o]	0.10	0.55	0.20	20	40
Ag	315[o]	0[o]	0.10	0.30	0.20	25	60
	225[o]	-70[o]	0.10	0.30	0.20	30	80
	45[o]	-20[o]	0.10	0.30	0.20	10	20

17.1.6

Bulk Density

At the present time there is very little bulk density information for the Mayflower Deposit.  Three samples from silicified and mineralize debris flow tuff were taken from the Mayflower dump and are thought to be typical samples of the mineralized zone.  The results of specific gravity determinations are shown below (Table 11).  For this resource estimate the average of the three mineralized debris flow samples, 2.47, was used for the mineralized zone.  If waste is required a specific gravity of 2.24 should be used.

Table 11-Summary of measured specific gravity determinations for Mayflower

Sample	Rec. Wt. (kg)	S.G.	Description
25	0.36	2.42	Silicified and mineralized debris flow (Tdf) from Mayflower dump
50A	0.34	2.52	Silicified and mineralized debris flow (Tdf) from Mayflower dump
50B	0.28	2.46	Silicified and mineralized debris flow (Tdf) from Mayflower dump
174	0.30	2.28	Weakly silicified unmineralized tuff (Trt2)
175	0.14	2.19	Weakly silicified unmineralized tuff (Trt2)

17.1.7

Block Model

A block model with blocks 10 x 10 x 5 m in dimension was superimposed over the mineralized solid.  The model was rotated 45 degrees to better fit the solid.  The block model origin was as follows:

Lower left corner of model

518793.805 E

Column width – 10 m

40 columns

4093850.845 N

Row width – 10 m

78 rows

Top of Model

1400 Elevation

Level width – 5 m

82 levels

Rotation 45 degrees

Within each block the percentage below surface topography and within the mineralized solid was recorded.

17.1.8

Grade Interpolation

Grades for gold and silver were interpolated into all blocks, with some percentage within the mineralized solid, by ordinary Kriging.  Kriging was completed in a series of passes with the dimensions and orientation of the search ellipse for each pass tied to the semivariogram.  The first pass used dimensions equal to ¼ of the semivariogram range in the three principal directions.  If a minimum of 4 composites were found within this ellipse centered on a block, the block was estimated.  For blocks not estimated the search ellipse was expanded to ½ the semivariogram range.  Again a minimum of 4 composites within the search ellipse were required to estimate any given block.  A third pass using the full semivariogram range was completed for blocks not estimated during the first two passes.  Finally a fourth pass using roughly twice the range was completed.  This pass was modified to use the maximum range for both gold and silver to ensure all blocks were estimated for both variables.  In all cases if more than 12 composites were located in any search, the closest 12 were used.  The search parameters for the Kriging procedure are tabulated below (Table 12).  Volumes for each block estimated were determined by multiplying the block volume by the percentage of block below topography and within the solid.  The tonnage was calculated by multiplying the block volume by the S.G. (2.47).

Table 12-Summary of Kriging search parameters

Variable	Pass	Number Estimated	Az/Dip	Dist. (m)	Az/Dip	Dist. (m)	Az/Dip	Dist. (m)
Au	1	2,020	315/0	20.0	225/-70	15.0	45/-20	10.0
	2	9,338	315/0	40.0	225/-70	30.0	45/-20	20.0
	3	7,628	315/0	80.0	225/-70	60.0	45/-20	40.0
	4	4,012	315/0	160.0	225/-70	160.0	45/-20	80.0
Ag	1	366	315/0	15.0	225/-70	20.0	45/-20	5.0
	2	7,597	315/0	30.0	225/-70	40.0	45/-20	10.0
	3	10,426	315/0	60.0	225/-70	80.0	45/-20	20.0
	4	4,609	315/0	160.0	225/-70	160.0	45/-20	80.0

17.2

Classification

Based on the study herein reported, delineated mineralization of the estimated deposits within the Mayflower Deposit are classified as a resource according to the following definitions from National Instrument 43-101 and from CIM (2005):

“In this Instrument, the terms "mineral resource", "inferred mineral resource", "indicated mineral resource" and "measured mineral resource" have the meanings ascribed to those terms by the Canadian Institute of Mining, Metallurgy and Petroleum, as the CIM Definition Standards on Mineral Resources and Mineral Reserves adopted by CIM Council, as those definitions may be amended.”

The terms Measured, Indicated and Inferred are defined by CIM (2005) as follows:

“A Mineral Resource is a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.”

“The term Mineral Resource covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling and within which Mineral Reserves may subsequently be defined by the consideration and application of technical, economic, legal, environmental, socio-economic and governmental factors.  The phrase ‘reasonable prospects for economic extraction’ implies a judgment by the Qualified Person in respect of the technical and economic factors likely to influence the prospect of economic extraction.  A Mineral Resource is an inventory of mineralization that under realistically assumed and justifiable technical and economic conditions might become economically extractable.  These assumptions must be presented explicitly in both public and technical reports.”

Inferred Mineral Resource

“An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.  The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, workings and drill holes.”

“Due to the uncertainty that may be attached to Inferred Mineral Resources, it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration.  Confidence in the estimate is insufficient to allow the meaningful application of technical and economic parameters or to enable an evaluation of economic viability worthy of public disclosure.  Inferred Mineral Resources must be excluded from estimates forming the basis of feasibility or other economic studies.”

Indicated Mineral Resource

“An ‘Indicated Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.”

“Mineralization may be classified as an Indicated Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and to reasonably assume the continuity of mineralization.  The Qualified Person must recognize the importance of the Indicated Mineral Resource category to the advancement of the feasibility of the project.  An Indicated Mineral Resource estimate is of sufficient quality to support a Preliminary Feasibility Study which can serve as the basis for major development decisions.”

Measured Mineral Resource

“A ‘Measured Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.”

“Mineralization or other natural material of economic interest may be classified as a Measured Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such that the tonnage and grade of the mineralization can be estimated to within close limits and that variation from the estimate would not significantly affect potential economic viability.  This category requires a high level of confidence in, and understanding of, the geology and controls of the mineral deposit.”

Within the Mayflower mineralized zone the geological continuity has been established though surface mapping, underground mapping and diamond drill hole interpretation.  Grade continuity can be quantified by semivariogram analysis.  By tying the classification to the semivariogram ranges through the use of various search ellipses the resource is classified as follows:

Blocks estimated during pass 1 and 2 using search ellipses with dimensions up to ½ the semivariogram range were classified as Indicated

All remaining blocks were classified as Inferred

17.3

Mayflower Resource Estimate

The results are presented as grade-tonnage tables (Tables 13 and 14) for a series of gold cutoffs.  At this time no economic analysis has been made so the economic cutoff is unknown.  A 0.5 g/t Au cutoff has been highlighted as something that might be open pitable.

Table 13-Mayflower indicated resource
Au Cutoff	Tonnes > Cutoff	Grade > Cutoff		Contained
(g/t)	(tonnes)	Au (g/t),	Ag (g/t)	Ounces Au	Ounces Ag
0.20	5,140,000	0.54	0.34	88,577	56,187
0.30	3,570,000	0.67	0.38	76,327	43,386
0.40	2,630,000	0.78	0.42	65,869	35,175
0.50	2,020,000	0.88	0.45	57,086	29,160
0.60	1,530,000	0.99	0.48	48,453	23,710
0.70	1,130,000	1.11	0.53	40,218	19,146
0.80	850,000	1.23	0.58	33,504	15,741
0.90	660,000	1.33	0.61	28,286	13,029
1.00	510,000	1.44	0.66	23,677	10,871
1.10	410,000	1.54	0.70	20,353	9,175
1.20	330,000	1.64	0.74	17,368	7,809
1.30	280,000	1.71	0.76	15,358	6,860
1.40	230,000	1.78	0.77	13,170	5,709
1.50	190,000	1.85	0.82	11,325	4,997

Table 14-Mayflower inferred resource
Au Cutoff	Tonnes > Cutoff	Grade > Cutoff		Contained
(g/t)	(tonnes)	Au (g/t),	Ag (g/t)	Ounces Au	Ounces Ag
0.20	3,090,000	0.46	0.26	46,096	25,532
0.30	2,180,000	0.56	0.28	38,969	19,695
0.40	1,410,000	0.67	0.32	30,373	14,370
0.50	950,000	0.78	0.36	23,793	10,904
0.60	650,000	0.89	0.40	18,495	8,296
0.70	470,000	0.98	0.42	14,748	6,392
0.80	330,000	1.08	0.45	11,437	4,774
0.90	260,000	1.14	0.47	9,521	3,895
1.00	180,000	1.22	0.51	7,083	2,946
1.10	110,000	1.33	0.51	4,693	1,811
1.20	79,000	1.42	0.52	3,597	1,321
1.30	63,000	1.46	0.49	2,961	999
1.40	34,000	1.57	0.61	1,713	669
1.50	22,000	1.62	0.74	1,144	525

18.0

OTHER RELEVANT DATA AND INFORMATION

There is no other relevant data or information about the NBP.

19.0

INTERPRETATION AND CONCLUSIONS

The NBP contains several epithermal gold occurrences that have similarities to the nearby Bullfrog mine and several other large low-sulfidation gold deposits in Nevada.  The area is characterized by volcanic tuffs, breccias, and debris flows and extensive faulting.  Many of the faults served as channel-ways and sites of deposition for precious metal mineralization.  Much of the volcanic sequence has good porosity and permeability and there is abundance evidence that precious metals, and associated alteration and geochemistry, permeated these rocks forming replacement-type deposits.  Exploration work over the last few decades demonstrated that gold bearing quartz vein zones and replacement deposits exist at NBP.  While drilling (including that by ITH) only discovered lower-grade gold mineralization much of the drilling has been shallow and therefore did not explore the deeper portions of the gold bearing systems.  The one exception is at Mayflower where some deeper drilling has occurred.

Drilling to date at Mayflower has been sufficient to develop a resource estimate of about 2.02 million tonnes at 0.88 g/t Au and 0.45 g/t Ag (at 0.50 g/t Au cutoff) of indicated resources and 950,000 tonnes at 0.78 g/t Au and 0.36 g/t Ag (at 0.50 g/t Au cutoff) of inferred resources.  While the deposit contains about 57,086 ounces of gold and 29,160 ounces of silver as indicated resources (plus an additional 23,793 ounces of gold and 10,904 ounces of silver in the inferred resource category), which is probably insufficient size to develop a mining operation, it does support the conclusion that potentially economic gold grades exist at NBP that could support an open-pit heap leach operation, when compared to similar grade gold mines in Nevada.  The opportunity is to find additional tonnes of similar grade, or higher, at Mayflower and/or develop several deposits in the district that could support a mining operation.

Other areas that could contain significant gold deposits include Sierra Blanca, Airtrack Hill, Pioneer, and Savage Valley.  Also, the Connection area needs to be assessed in detail.  Sierra Blanca has numerous drilling holes with attractive gold intercepts in historic drill holes.  This drilling should be re-evaluated and a future confirmation drilling program should be considered in the area of best historic intercepts.  Airtrack Hill has been extensively drilled but there is a wider area of hydrothermal alteration surrounding the hill that has not been properly tested.  Much of this appears to be stratabound and could represent an opportunity to discover replacement-type precious metal mineralization.  Savage Valley is a gravel covered area with some precious metal mineralization around the margins that could be peripheral to a gold deposit under gravel cover.  Pioneer is a similar situation to Sierra Blanca in that there are numerous historic gold intercepts in drill hole and from underground sampling.  This should be re-assessed and a future drill program considered.  Connection is another area of gold mineralization that is not part of the NBPJV land and should be included if reasonable option terms can be obtained.  These are the obvious targets; there are numerous alteration and geochemical anomalies throughout the property that should be evaluated on the ground.  These could develop into new drill targets.

It is likely that additional exploration will continue to expand the Mayflower deposit and find additional modest size and grade deposits.  There is also the possibility that larger deposits may exist in the district.  One aspect that has come out of the 2007-2008 exploration programs is that gold mineralization is not always directly related to quartz veining at NBP.  Historic exploration focused on drilling in areas of quartz veining, with limited work in areas of anomalous gold and alteration that is not quartz veins.  This opens several opportunities for ITH to make discoveries in areas that were not previously explored.

20.0

RECOMMENDATIONS

The recommended program has two parts - firstly, drilling at Mayflower and Airtrack Hill and, secondly, re-evaluation of the several known mineralization and alteration/geochemical anomalies which should result in the identification of additional drill targets.

Recommended drilling at Mayflower is a combination of reverse circulation holes along strike to the southeast where the zone is covered by post-mineralization volcanics and to the northwest to explore for the possible off-set extension.  A total of 12 RC holes to the southeast and 6 to the northwest along the Mayflower Zone are proposed to test for extensions of the Zone.  Six triple core holes into the areas where RC recoveries were marginal should be drilled to better determine the grade of the zone.  Six RC holes are recommended along the northern extension of the Airtrack Hill zone where it appears to extend under gravel cover.  As noted above, the zone appears to be stratabound and the northern extension could contain a zone of replacement-type precious metal mineralization.  The costs for this portion of the program are outlined in Table 15.

Since the last period of intense exploration in the district during the 1980’s and early 1990’s the knowledge of gold systems in volcanic terrains has expanded greatly.  This new knowledge can be applied to the several areas of gold mineralization at NBP to identify new targets for drilling.  Initially, a “boots on the ground” approach should be taken.  Each area of anomalous gold, associated trace elements, and alteration should be visited and evaluated for the need for additional mapping and sampling.  This would be followed by creating cross sections through the drill areas and compiling all of the available drill hole information.  A CSAMT geophysical survey is also recommended for Savage Valley to map alteration and lithologies below gravel cover.  The costs for this program are outlined in Table 15.  Once this information is assembled additional drill targets should be identified.

Table 15: Proposed budget to support recommended exploration program at NBP

ITEM	ESTIMATED COST US$
Mayflower Drilling
Mob/Demob cost-two drills one core one RC	$25,000
Geological Support cost+expenses	$75,000
Diamond drilling-1,000 meters @ $150/meter, all-in	$150,000
RC Drilling-3,600 meters @ $60/meter, all in	$216,000
Analytical work and sample preparation	$100,000
Data analysis and report preparation	$15,000
Contingency	$19,000
Mayflower area total	$600,000
Airtrack Hill Drilling
Move RC drill from Mayflower	$1,000
Geological Support cost+expenses	$10,000
RC Drilling-1,200 meters @ $60/meter, all in	$72,000
Analytical work and sample preparation	$40,000
Data analysis and report preparation	$60,000
Contingency	$17,000
Airtrack Hill total	$200,000
Geological Evaluation of NBP
Geologist-field work+expenses	$50,000
Geochemical analyses	$15,000
Geologist-data evaluation	$25,000
CSAMT survey at Savage Valley	$10,000
Geological evaluation total	$100,000

GRAND TOTAL	$900,000

21.0

REFERENCES

Connors, Katherine A., Weiss, Steven I., Noble, Donald C., 1998, Geologic Map of the Northeastern Bullfrog Hills and Vicinity, Southern Nye County, Nevada, Nevada Bureau of Mines and Geology Map 112.

Elliott, Russell R., 1966, Nevada’s Twentieth-Century Mining Boom-Tonopah, Goldfield, Ely, University of Nevada Press, Reno and Las Vegas, 344 pages.

Eng, Tony, Boden, David R., Reischman, Mark R., and Biggs, James O., 1996, Geology and mineralization of the Bullfrog Mine and vicinity, Nye County, Nevada, in Geology and Ore Deposits of the American Cordillera, Geological Society of Nevada Symposium Proceedings, Alan R. Coyner and Patrick L. Fahey eds., Reno, Nevada, pages 353-402.

Baughman, Dave, 2008, Cyanidation Results for Coarse Gold Ore Samples:  Hazen Research Inc. unpublished report, 9 pages.

Hunter, Edward N., 2008, Summary Report on the North Bullfrog Project, Nye County, Nevada. International Tower Hill Mines Ltd. unpublished report, May 18, 2008, 24 pages.

Lincoln, F.C., 1923, Mining districts and mineral resources of Nevada, Reno, Nevada Newsletter Publishing Co., 296 pages.

Myers, Russell, 2008, Summary of Data Provided to Giroux Consulting Ltd. for Resource Modeling: Mayflower Prospect, Beatty, Nevada, International Tower Hill Ltd. unpublished report, 30 May 2008, 5 pages.

Weiss, S. I., 1995, Hydrothermal activity, epithermal mineralization and regional extension in the southwestern volcanic field (Ph.D. thesis): University of Nevada, Reno, 212 pages.

22.0

DATE AND SIGNATURE PAGE

The effective date of this report, entitled “Summary Report on The North Bullfrog Project and Resource at Mayflower, Bullfrog Mining District, Nye County, Nevada” is August 25, 2008.

Dated this 25th day of August 2008

Signed:

(signed) Roger Steininger

[Sealed: CPG#7417]

Roger C. Steininger, Ph.D., CPG

(signed) Gary Giroux

[Sealed]

Gary Giroux M.Sc., P.Eng.

23.0

CERTIFICATES OF AUTHORS

I, Roger Steininger, PhD, CPG, do hereby certify that:

I am an independent consultant with an office at-

3401 San Mateo Ave.

Reno, NV 89509

I graduated from Colorado State University with a Ph.D. (Geology) in 1986.

I am a Certified Professional Geologist (CPG 7417) certified by the American Institute of Professional Geologists.

I have practiced my profession continuously for 40+ years and have been involved in mineral exploration, mine site geology and operations, mineral resource and reserve estimations and feasibility studies on numerous underground and open pit base metal and gold deposits in Canada, the United States, and Mexico.

I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

I am responsible for the preparation of all sections, except Section 17, of the technical report titled “Summary Report on the North Bullfrog Project and Resource at Mayflower, Bullfrog Mining District, Nye County, Nevada”, dated August 25, 2008 (the “Technical Report”).  I personally visited the site on March 27 and 28, 2008.

I have not previously worked on this deposit.

As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to make the Technical Report not misleading.

I am independent of the issuer applying all of the tests in Section 1.4 of National Instrument 43-101.

I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 25th Day of August, 2008

(Signed) Roger Steininger

[Sealed: CPG 7417]

Roger C. Steininger, PhD, CPG

CERTIFICATE G.H. Giroux

I, G.H. Giroux, of 982 Broadview Drive, North Vancouver, British Columbia, do hereby certify that:

 1)

I am a consulting geological engineer with an office at #1215 - 675 West Hastings Street,

Vancouver, British Columbia.

 2)

I am a graduate of the University of British Columbia in 1970 with a B.A. Sc. and in 1984 with a M.A. Sc., both in Geological Engineering.

 3)

I am a member in good standing of the Association of Professional Engineers and

Geoscientists of the Province of British Columbia.

4)

I have practiced my profession continuously since 1970.  I have had over 30 years experience calculating mineral resources.  I have previously completed resource estimations on a wide variety of precious metal deposits both in B.C. and around the world, many similar to Mayflower.

5)

I have read the definition of “qualified person” set out in National Instrument 43-101 and certify that by reason of education, experience, independence and affiliation with a professional association, I meet the requirements of an Independent Qualified Person as defined in National Instrument 43-101.

 6)

This report titled “Summary Report on the North Bullfrog Property and Resource at Mayflower, Bullfrog Mining district, Nye County, Nevada’ dated August 25, 2008 (the “Technical Report”), is based on a study of the data and literature available on the NBP.  I am responsible for Section 17 on the resource estimations completed in Vancouver during 2007.  I have not visited the property.

 7)

I have not previously worked on this deposit.

 8)

As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

9)

I am independent of the issuer applying all of the tests in section 1.4 of National Instrument 43-101.

10)

I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 25th day of August, 2008

(signed)  G. H. Giroux

[Sealed]

G. H. Giroux, P.Eng., M.Sc.

APPENDIX 1

LIST OF DRILL HOLES USED IN RESOURCE ESTIMATE

HOLE	EASTING	NORTHING	ELEVATION	HOLE LENGTH
BGS-26	518907.70	4093966.10	1307.77	182.88
GS-47	518841.87	4094095.46	1320.76	222.50
NB-08-07	518817.00	4094127.00	1322.83	153.92
NB-08-08	518753.00	4094148.00	1327.40	182.88
NB-08-09	518752.00	4094148.00	1327.40	182.88
NB-08-10	518569.00	4094277.00	1368.55	182.88
NB-08-11	518562.00	4094237.00	1363.98	213.36
NB-08-12	518548.00	4094294.00	1368.55	213.36
NB-08-13	518907.00	4094221.00	1310.00	304.80
NB-08-14	518757.00	4094044.00	1322.83	304.80
NB-08-15	518820.00	4094078.00	1321.30	346.25
NB-08-16	518789.00	4094133.00	1327.40	147.83
NB-08-17	518488.00	4094341.00	1379.20	304.80
NB-08-18	518724.00	4094176.00	1332.00	213.36
NB-08-30	518607.00	4094172.00	1347.20	304.80
NB-08-31	518669.00	4094207.00	1341.10	335.28
NB-08-32	518852.00	4094018.00	1313.70	228.60
NB-08-33	518733.00	4093939.00	1316.70	288.04
NB-08-34	518752.00	4094046.00	1322.80	365.76
NB-08-35	518548.00	4094294.00	1368.60	184.40
NB-08-36	518562.00	4094237.00	1364.00	213.36
NB-08-37	518093.00	4094380.00	1357.90	330.71
NB-08-38	518384.00	4094435.00	1365.50	300.23
NB-08-39	518384.00	4094435.00	1365.50	147.83
NB-08-40	518548.00	4094294.00	1368.60	208.79
NB-08-41	518562.00	4094237.00	1364.00	300.23
RDH-759	518820.89	4094118.04	1319.43	120.40
RDH-760	518689.35	4094180.18	1330.73	132.59
RDH-761	518612.92	4094099.24	1333.94	254.51
RDH-762	518486.74	4094198.09	1353.61	268.22
RDH-763	518560.14	4094267.23	1362.51	135.64
RDH-764	518467.92	4094372.48	1378.89	129.54
RDH-765	518392.29	4094308.64	1349.30	237.74
RDH-766	518360.11	4094475.93	1353.49	132.59
RDH-780	518860.56	4094071.61	1316.78	134.11
RDH-781	518843.10	4094139.73	1316.74	85.34
RDH-782	518796.35	4094095.32	1318.19	158.50
RDH-783	518773.22	4094163.30	1324.81	121.92
RDH-784	518730.62	4094125.25	1322.89	195.07
RDH-785	518639.29	4094242.26	1346.72	121.92
RDH-786	518598.75	4094201.48	1348.85	182.88
RDH-787	518586.15	4094288.36	1365.50	121.92
RDH-788	518534.84	4094245.41	1357.05	213.36
RDH-789	518533.66	4094342.84	1367.51	121.92
RDH-790	518492.79	4094304.79	1359.07	164.59
RDH-791	518493.32	4094396.09	1383.70	109.73
RDH-792	518435.48	4094352.97	1368.12	152.40
RDH-793	518423.55	4094415.62	1370.78	121.92
RDH-794	518946.65	4093988.49	1301.33	121.92
RDH-795	518891.52	4094039.35	1313.51	121.92
RDH-796	518835.94	4094048.03	1311.90	152.40
RDH-797	518885.90	4094096.19	1310.64	54.86

52 Drill Holes				10,232.44

APPENDIX 2

SEMIVARIOGRAM MODELS

CO = .100

C1 = .550

C2 = .200

A1 = 30.0

A2 = 80.0

Number of Pairs
107
618
999
1148
3149
2977
2402
3352
1819
3298
4008
2399
3547
2485
3072
3268
4185
2.00
1.60
1.20
.80
.40
.00
Gamma(h)/Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

MAYFLOWER AU - AZ 315 DIP 0

C0	=	.100
C1	=	.550
C2	=	.200
A1	=	30.0
A2	=	60.0

Number of Pairs
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

MAYFLOWER AU - AZ 225 DIP -70

CO = .100

C1 = .550

C2 = .200

A1 = 20.0

A2 = 40.0

Number of Pairs
23
101
226
246
321
266
246
133
47
2.00
1.60
1.20
.80
.40
.00
Gamma (h) /Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

MAYFLOWER AU - AZ 45 DIP -20

C0 = .100

C1 = .300

C2 = .200

A1 = 25.0

A2 = 60.0

Number of Pairs
10
107
999
1148
3148
2977
2402
3352
1819
3298
4008
2398
3547
2485
3072
3268
4185
2.00
1.60
1.20
.80
.40
.00
Gamma(h)/Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

MAYFLOWER AG - AZ 315 DIP 0

C0 = .100
C1 = .300
C2 = .200
A1 = 30.0
A2 = 80.0
Number of Pairs
Gamma (h) /Mean Squared
2.00
1.60
1.20
.80
.40
.00
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

MAYFLOWER AG - AZ 225 DIP -70

C0 = .100

C1 = .300

C2 = .200

A1 = 10.0

A2 = 20.0

Number of Pairs
23
101
226
266
246
133
2.00
1.60
1.20
.80
.40
.00
Gamma(h)/Mean Squared
.0
50.0
100.0
150.0
200.0
250.0
LAG h (metres)

MAYFLOWER AG - AZ 45 DIP -20

Appendix 3

Claim Descriptions

Claim	Type	BLM Serial/Patent#	County	Loc Date	Mer Twp Rge Sec	Claimant / Owner
NB1	Unpatented	922928	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB2	Unpatented	922929	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB3	Unpatented	922930	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB4	Unpatented	922931	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB5	Unpatented	922932	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB6	Unpatented	922933	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB7	Unpatented	922934	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB8	Unpatented	922935	Nye	1/17/2006	21 10S 46E 25,26	REDSTAR
NB9	Unpatented	922936	Nye	1/17/2006	21 10S 46E 26,27	REDSTAR
NB10	Unpatented	922937	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB11	Unpatented	922938	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB12	Unpatented	922939	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB13	Unpatented	922940	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB14	Unpatented	922941	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB15	Unpatented	922942	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB16	Unpatented	922943	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB17	Unpatented	922944	Nye	1/17/2006	21 10S 46E 26	REDSTAR
NB18	Unpatented	922945	Nye	1/17/2006	21 10S 46E 25,26	REDSTAR
NB19	Unpatented	922946	Nye	1/17/2006	21 10S 46E 25	REDSTAR
NB20	Unpatented	922947	Nye	1/17/2006	21 10S 46E 27,34	REDSTAR
NB21	Unpatented	922948	Nye	1/17/2006	21 10S 46E 27,34	REDSTAR
NB22	Unpatented	922949	Nye	1/17/2006	21 10S 46E 26,27,34,35	REDSTAR
NB23	Unpatented	922950	Nye	1/17/2006	21 10S 46E 26,35	REDSTAR
NB24	Unpatented	922951	Nye	1/17/2006	21 10S 46E 26,35	REDSTAR
NB25	Unpatented	922952	Nye	1/17/2006	21 10S 46E 26,35	REDSTAR
NB26	Unpatented	922953	Nye	1/17/2006	21 10S 46E 26,35	REDSTAR
NB27	Unpatented	922954	Nye	1/17/2006	21 10S 46E 26,35	REDSTAR
NB28	Unpatented	922955	Nye	1/17/2006	21 10S 46E 26,35	REDSTAR
NB29	Unpatented	922956	Nye	1/17/2006	21 10S 46E 26,35	REDSTAR
NB30	Unpatented	922957	Nye	1/17/2006	21 10S 46E 26,35	REDSTAR
NB31	Unpatented	922958	Nye	1/17/2006	21 10S 46E 25,26,35,36	REDSTAR
NB32	Unpatented	922959	Nye	1/17/2006	21 10S 46E 25,36	REDSTAR
NB33	Unpatented	922960	Nye	1/17/2006	21 10S 46E 34	REDSTAR
NB34	Unpatented	922961	Nye	1/17/2006	21 10S 46E 34	REDSTAR
NB35	Unpatented	922962	Nye	1/17/2006	21 10S 46E 34,35	REDSTAR
NB36	Unpatented	922963	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB37	Unpatented	922964	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB38	Unpatented	922965	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB39	Unpatented	922966	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB40	Unpatented	922967	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB41	Unpatented	922968	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB42	Unpatented	922969	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB43	Unpatented	922970	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB44	Unpatented	922971	Nye	1/17/2006	21 10S 46E 35,36	REDSTAR
NB45	Unpatented	922972	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB46	Unpatented	922973	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB47	Unpatented	922974	Nye	1/17/2006	21 10S 46E 34	REDSTAR
NB48	Unpatented	922975	Nye	1/17/2006	21 10S 46E 34	REDSTAR
NB49	Unpatented	922976	Nye	1/17/2006	21 10S 46E 34,35	REDSTAR
NB50	Unpatented	922977	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB51	Unpatented	922978	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB52	Unpatented	922979	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB53	Unpatented	922980	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB54	Unpatented	922981	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB55	Unpatented	922982	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB56	Unpatented	922983	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB57	Unpatented	922984	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB58	Unpatented	922985	Nye	1/17/2006	21 10S 46E 35,36	REDSTAR
NB59	Unpatented	922986	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB60	Unpatented	922987	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB61	Unpatented	922988	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB62	Unpatented	922989	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB63	Unpatented	922990	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB64	Unpatented	922991	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB65	Unpatented	922992	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB66	Unpatented	922993	Nye	1/17/2006	21 10S 46E 34	REDSTAR
NB67	Unpatented	922994	Nye	1/17/2006	21 10S 46E 34,35	REDSTAR
NB68	Unpatented	922995	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB69	Unpatented	922996	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB70	Unpatented	922997	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB71	Unpatented	922998	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB72	Unpatented	922999	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB73	Unpatented	923000	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB74	Unpatented	923001	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB75	Unpatented	923002	Nye	1/17/2006	21 10S 46E 35	REDSTAR
NB76	Unpatented	923003	Nye	1/17/2006	21 10S 46E 35,36	REDSTAR
NB77	Unpatented	923004	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB78	Unpatented	923005	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB79	Unpatented	923006	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB80	Unpatented	923007	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB81	Unpatented	923008	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB82	Unpatented	923009	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB83	Unpatented	923010	Nye	1/17/2006	21 10S 46E 36	REDSTAR
NB84	Unpatented	923011	Nye	1/18/2006	21 10S 46E 35; 21 11S 46E 2	REDSTAR
NB85	Unpatented	923012	Nye	1/18/2006	21 10S 46E 35; 21 11S 46E 2	REDSTAR
NB86	Unpatented	923013	Nye	1/18/2006	21 10S 46E 35; 21 11S 46E 2	REDSTAR
NB87	Unpatented	923014	Nye	1/18/2006	21 10S 46E 35; 21 11S 46E 2	REDSTAR
NB88	Unpatented	923015	Nye	1/18/2006	21 10S 46E 35; 21 11S 46E 2	REDSTAR
NB89	Unpatented	923016	Nye	1/19/2006	21 10S 46E 35; 21 11S 46E 2	REDSTAR
NB90	Unpatented	923017	Nye	1/19/2006	21 10S 46E 35; 21 11S 46E 2	REDSTAR
NB91	Unpatented	923018	Nye	1/19/2006	21 10S 46E 35; 21 11S 46E 2	REDSTAR
NB92	Unpatented	923019	Nye	1/18/2006	21 10S 46E 35,36; 21 11S 46E 1,2	REDSTAR
NB93	Unpatented	923020	Nye	1/18/2006	21 10S 46E 36; 21 11S 46E 1	REDSTAR
NB94	Unpatented	923021	Nye	1/19/2006	21 11S 46E 12	REDSTAR
NB95	Unpatented	923022	Nye	1/18/2006	21 10S 46E 36; 21 11S 46E 1	REDSTAR
NB96	Unpatented	923023	Nye	1/18/2006	21 10S 46E 36; 21 11S 46E 1	REDSTAR
NB97	Unpatented	923024	Nye	1/18/2006	21 10S 46E 36; 21 11S 46E 1	REDSTAR
NB98	Unpatented	923025	Nye	1/18/2006	21 10S 46E 36; 21 11S 46E 1	REDSTAR
NB99	Unpatented	923026	Nye	1/18/2006	21 10S 46E 36; 21 11S 46E 1	REDSTAR
NB100	Unpatented	923027	Nye	1/18/2006	21 10S 46E 36; 21 11S 46E 1	REDSTAR
NB101	Unpatented	923028	Nye	1/18/2006	21 10S 46E 36; 21 11S 46E 1,6	REDSTAR
NB102	Unpatented	923029	Nye	1/18/2006	21 11S 46E 2	REDSTAR
NB103	Unpatented	923030	Nye	1/18/2006	21 11S 46E 2	REDSTAR
NB104	Unpatented	923031	Nye	1/18/2006	21 11S 46E 2	REDSTAR
NB105	Unpatented	923032	Nye	3/7/2006	21 11S 46E 2	REDSTAR
NB106	Unpatented	923033	Nye	3/7/2006	21 11S 46E 2	REDSTAR
NB107	Unpatented	923034	Nye	1/19/2006	21 11S 46E 2	REDSTAR
NB108	Unpatented	923035	Nye	1/19/2006	21 11S 46E 2	REDSTAR
NB109	Unpatented	923036	Nye	1/19/2006	21 11S 46E 2	REDSTAR
NB110	Unpatented	923037	Nye	1/18/2006	21 11S 46E 1,2	REDSTAR
NB111	Unpatented	923038	Nye	1/18/2006	21 11S 46E 1	REDSTAR
NB112	Unpatented	923039	Nye	1/19/2006	21 11S 46E 1	REDSTAR
NB113	Unpatented	923040	Nye	3/6/2006	21 11S 46E 1	REDSTAR
NB114	Unpatented	923041	Nye	1/18/2006	21 11S 46E 1	REDSTAR
NB115	Unpatented	923042	Nye	3/6/2006	21 11S 46E 1	REDSTAR
NB116	Unpatented	923043	Nye	1/19/2006	21 11S 46E 1	REDSTAR
NB117	Unpatented	923044	Nye	1/19/2006	21 11S 46E 1,6	REDSTAR
NB118	Unpatented	923045	Nye	1/19/2006	21 11S 46E 6	REDSTAR
NB119	Unpatented	923046	Nye	1/19/2006	21 11S 46E 2	REDSTAR
NB120	Unpatented	923047	Nye	1/19/2006	21 11S 46E 2	REDSTAR
NB121	Unpatented	923048	Nye	1/19/2006	21 11S 46E 2	REDSTAR
NB122	Unpatented	923049	Nye	1/19/2006	21 11S 46E 2	REDSTAR
NB123	Unpatented	923050	Nye	1/19/2006	21 11S 46E 2	REDSTAR
NB124	Unpatented	923051	Nye	1/19/2006	21 11S 46E 1	REDSTAR
NB125	Unpatented	923052	Nye	1/19/2006	21 11S 46E 1	REDSTAR
NB126	Unpatented	923053	Nye	1/19/2006	21 11S 46E 2,11	REDSTAR
NB127	Unpatented	923054	Nye	1/19/2006	21 11S 46E 2,11	REDSTAR
NB128	Unpatented	923055	Nye	1/19/2006	21 11S 46E 2,11	REDSTAR
NB129	Unpatented	923056	Nye	1/18/2006	21 11S 46E 2,11	REDSTAR
NB130	Unpatented	923057	Nye	1/18/2006	21 11S 46E 2,11	REDSTAR
NB131	Unpatented	923058	Nye	1/19/2006	21 11S 46E 2,11	REDSTAR
NB132	Unpatented	923059	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB133	Unpatented	923060	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB134	Unpatented	923061	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB135	Unpatented	923062	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB136	Unpatented	923063	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB137	Unpatented	923064	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB138	Unpatented	923065	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB139	Unpatented	923066	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB140	Unpatented	923067	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB141	Unpatented	923068	Nye	1/18/2006	21 11S 46E 11,12	REDSTAR
NB142	Unpatented	923069	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB143	Unpatented	923070	Nye	3/7/2006	21 11S 46E 2,11	REDSTAR
NB144	Unpatented	923071	Nye	3/7/2006	21 11S 46E 1,2,11,12	REDSTAR
NB145	Unpatented	923072	Nye	1/18/2006	21 11S 46E 11	REDSTAR
NB146	Unpatented	923073	Nye	1/19/2006	21 11S 46E 12	REDSTAR
NB147	Unpatented	923074	Nye	1/20/2006	21 11S 46E 1	REDSTAR
NB148	Unpatented	923075	Nye	1/20/2006	21 11S 46E 1	REDSTAR
NB149	Unpatented	923076	Nye	1/20/2006	21 11S 46E 1	REDSTAR
NB150	Unpatented	943108	Nye	10/18/2006	21 11S 46E 2	REDSTAR
NB151	Unpatented	943109	Nye	10/18/2006	21 11S 46E 2	REDSTAR
NB152	Unpatented	943110	Nye	10/18/2006	21 11S 46E 1,2	REDSTAR
NB153	Unpatented	943111	Nye	10/18/2006	21 11S 46E 1	REDSTAR
NB154	Unpatented	943112	Nye	10/18/2006	21 11S 46E 1	REDSTAR
NB155	Unpatented	943113	Nye	10/18/2006	21 11S 46E 1	REDSTAR
NB156	Unpatented	943114	Nye	10/18/2006	21 11S 46E 1, 12	REDSTAR
NB157	Unpatented	943115	Nye	10/18/2006	21 11S 46E 1, 12	REDSTAR
NB158	Unpatented	943116	Nye	10/18/2006	21 11S 46E 1, 12	REDSTAR
NB159	Unpatented	943117	Nye	10/18/2006	21 11S 46E 1, 12	REDSTAR
NB160	Unpatented	943118	Nye	10/18/2006	21 11S 46E 1, 12	REDSTAR
NB161	Unpatented	943119	Nye	10/18/2006	21 11S 46E 1, 12	REDSTAR
NB162	Unpatented	989863	Nye	4/14/2008	21 10S 46E 27	REDSTAR
NB163	Unpatented	989864	Nye	4/14/2008	21 10S 46E 27	REDSTAR
NB164	Unpatented	989865	Nye	4/14/2008	21 10S 46E 27	REDSTAR
NB165	Unpatented	989866	Nye	4/14/2008	21 10S 46E 27	REDSTAR
NB166	Unpatented	989867	Nye	4/14/2008	21 10S 46E 26, 27	REDSTAR
NB167	Unpatented	989868	Nye	4/14/2008	21 10S 46E 26	REDSTAR
NB168	Unpatented	989869	Nye	4/14/2008	21 10S 46E 27	REDSTAR
NB169	Unpatented	989870	Nye	4/14/2008	21 10S 46E 27	REDSTAR
NB170	Unpatented	989871	Nye	4/14/2008	21 10S 46E 27	REDSTAR
NB171	Unpatented	989872	Nye	4/14/2008	21 10S 46E 27	REDSTAR
NB172	Unpatented	989873	Nye	4/14/2008	21 10S 46E 27	REDSTAR
NB173	Unpatented	989874	Nye	4/14/2008	21 10S 46E 27	REDSTAR
NB174	Unpatented	989875	Nye	4/14/2008	21 10S 46E 27,34	REDSTAR
NB175	Unpatented	989876	Nye	4/14/2008	21 10S 46E 27,34	REDSTAR
NB176	Unpatented	989877	Nye	4/14/2008	21 10S 46E 27,34	REDSTAR
NB177	Unpatented	989878	Nye	4/14/2008	21 10S 46E 27,34	REDSTAR
NB178	Unpatented	989879	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB179	Unpatented	989880	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB180	Unpatented	989881	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB181	Unpatented	989882	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB182	Unpatented	989883	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB183	Unpatented	989884	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB184	Unpatented	989885	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB185	Unpatented	989886	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB186	Unpatented	989887	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB187	Unpatented	989888	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB188	Unpatented	989889	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB189	Unpatented	989890	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB190	Unpatented	989891	Nye	4/14/2008	21 10S 46E 34	REDSTAR
NB191	Unpatented	989892	Nye	4/14/2008	21 11S 46E 11	REDSTAR
NB192	Unpatented	989893	Nye	4/14/2008	21 11S 46E 11	REDSTAR
NB193	Unpatented	989894	Nye	4/14/2008	21 11S 46E 11, 14	REDSTAR
NB194	Unpatented	989895	Nye	4/14/2008	21 11S 46E 11, 14	REDSTAR
NB195	Unpatented	989896	Nye	4/14/2008	21 11S 46E 11, 14	REDSTAR
NB196	Unpatented	989897	Nye	4/14/2008	21 11S 46E 11, 14	REDSTAR
NB197	Unpatented	989898	Nye	4/14/2008	21 11S 46E 11, 12, 13, 14	REDSTAR
NB198	Unpatented	989899	Nye	4/14/2008	21 11S 46E 12, 13	REDSTAR
NB199	Unpatented	989900	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB200	Unpatented	989901	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB201	Unpatented	989902	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB202	Unpatented	989903	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB203	Unpatented	989904	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB204	Unpatented	989905	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB205	Unpatented	989906	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB206	Unpatented	989907	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB207	Unpatented	989908	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB208	Unpatented	989909	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB209	Unpatented	989910	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB210	Unpatented	989911	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB211	Unpatented	989912	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB212	Unpatented	989913	Nye	4/14/2008	21 11S 46E 12	REDSTAR
NB213	Unpatented	989914	Nye	4/14/2008	21 11S 46E 12	REDSTAR
Jim Dandy	Patented	448055	Nye	2/14/1905	21 11S 46E 1,2	Gregory
Gold Basin	Patented	330227	Nye	4/12/1907	21 11S 46E 2	Hall
Savage	Patented	330227	Nye	16/02/1905	21 11S 46E 2	Hall
Savage 2	Patented	330227	Nye	19/02/1905	21 11S 46E 2	Hall
Black Jack	Patented	163170	Nye	10/22/1904	21 10S 46E 36; 21 11S 46E 1	Kolo
ZuZu	Patented	261838	Nye	10/22/1904	21 10S 46E 36; 21 11S 46E 1	Kolo
Indiana 1	Patented	245488	Nye	17/02/1905	21 11S 46E 2	Milliken
Indiana 2	Patented	245488	Nye	17/02/1905	21 11S 46E 2	Milliken
Indiana 3	Patented	245488	Nye	17/02/1905	21 11S 46E 2,11	Milliken
Banker's Life	Patented	493623	Nye	13/02/1905	21 11S 46E 2	Pritchard
Bimettalic (1)	Patented	46204	Nye	13/01/1905	21 11S 46E 1	Pritchard
Bimettalic 2	Patented	46204	Nye	14/01/1905	21 11S 46E 1	Pritchard
Bimettalic 3	Patented	46205	Nye	14/01/1905	21 11S 46E 1,2	Pritchard
Bluff	Patented	493623	Nye	23/01/1905	21 11S 46E 1,2	Pritchard
Conservative	Patented	611953	Nye	23/01/1905	21 11S 46E 1,2	Pritchard
KK1	Patented	504301	Nye	17/02/1905	21 11S 46E 2	Pritchard
Mutual	Patented	493623	Nye	23/01/1905	21 11S 46E 2	Pritchard
Penn Mutual	Patented	493623	Nye	23/01/1905	21 11S 46E 2	Pritchard
Prudential	Patented	493623	Nye	22/01/1905	21 11S 46E 2	Pritchard
Sunrise 1	Patented	114544	Nye	24/03/1905	21 11S 46E 1	Pritchard
Sunrise 2	Patented	114544	Nye	24/03/1905	21 11S 46E 1	Pritchard
Mayflower	Patented	46195	Nye	04/04/1905	21 11, 12 11S 46E	Greenspun
Mayflower 1	Patented	46195	Nye	20/04/1905	21 11 11S 46E	Greenspun
Mayflower 2	Patented	46195	Nye	04/04/1905	21 11, 12 11S 46E	Greenspun
Mayflower 3	Patented	46195	Nye	04/06/1905	21 11, 12 11S 46E	Greenspun
Moonlight	Patented	46830	Nye	20/04/1905	21 11 11S 46E	Greenspun
Moonlight 1	Patented	46830	Nye	20/04/1905	21 11, 12 11S 46E	Greenspun
Moonlight 2	Patented	46830	Nye	20/04/1905	21 12 11S 46E	Greenspun
Starlight 4	Patented	46830	Nye	16/04/1905	21 11 11S 46E	Greenspun
Starlight 5	Patented	46830	Nye	16/04/1905	21 2, 11 11S 46E	Greenspun
Starlight 6	Patented	46830	Nye	21/04/1905	21 2, 11 11S 46E	Greenspun
Starlight 7	Patented	46830	Nye	21/04/1905	21 11 11S 46E	Greenspun